Exhibit 10.34

* Portions of this exhibit marked [*] are requested to be treated confidentially.

Option and License Agreement

This Option and License Agreement (the “Agreement”) is entered into as of January 29, 2016 (the “Effective Date”) by and between Cempra Pharmaceuticals, Inc., a Delaware corporation having an address at 6320 Quadrangle Dr. #360, Chapel Hill, NC 27517 (“Cempra”), and Macrolide Pharmaceuticals, Inc., a Delaware corporation having an address at 480 Arsenal St., Suite 130, Watertown, MA 02472 (“MP”).  MP and Cempra may be referred to herein individually as a “Party” or collectively, as the “Parties.”

Recitals

Whereas, MP owns or controls certain intellectual property rights with respect to Macrolides (as defined below) and/or the synthesis or manufacture thereof, and owns or controls certain know-how, technology, documentation, data, and other materials relating thereto; and

Whereas, Cempra wishes to obtain an exclusive option to exclusively license certain of such intellectual property rights, and, during such option, a license to evaluate such rights and the technology covered thereby.

Now, Therefore, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.	Definitions. The following capitalized terms shall have the subsequent meanings when used in this Agreement.

1.1“Affiliate” means, with respect to either Party or any other business entity, any person, corporation or other business entity which, directly or indirectly through one or more intermediaries, actually controls, is actually controlled by, or is under common control with such party.  As used in this Section 1.1, “control” means to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation or other business entity, whether through ownership of at least fifty percent (50%) of the voting securities or by contract relating to voting rights or corporate governance.

1.2“Annual Net Sales” shall mean the cumulative Net Sales in the Territory of all Royalty Products in an applicable Calendar Year.

1.3“API” means active pharmaceutical ingredient.

1.4“Applicable Law” means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing, manufacturing or sale of Products, the performance of either Party’s obligations, or the exercise of either Party’s rights, under this Agreement, including but not limited to all laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of Products in the Territory and, to the extent relevant, all GCP, GLP or GMP standards or guidelines promulgated by any Regulatory Authorities or the ICH.

1.5“Approved Subcontractor” means a Third Party contractor selected or designated by a Party in good faith to perform one or more of the activities described or contemplated by the Evaluation Program on behalf of such Party on a fee-for-service or similar basis, pursuant to a contract that (a) assigns to such Party ownership of intellectual property rights created in the course of such subcontractor’s service in a manner reasonably sufficient to enable such Party’s compliance with the intellectual property-related provisions of this Agreement and (b) requires that Confidential Information of either Party be kept confidential on terms substantially as protective as those of this Agreement.

1.6“BLA” means a Biologics License Application under the United States’ Public Health Services Act and Federal Food, Drug and Cosmetics Act, each as amended, and the regulations promulgated thereunder, or a comparable filing seeking Regulatory Approval in any country.

1.7“Business Day” means any day other than Saturday, Sunday, or a day that is a federal legal holiday in the U.S.

1.8“Calendar Day” means each of those seven (7) days in the week.

1.9“Calendar Quarter” means each of those three (3) calendar month periods of each Calendar Year ending March 31, June 30, September 30 and December 31, provided, that (i) the initial Calendar Quarter shall begin on the Effective Date and end June 30, 2016 and (ii) the Calendar Quarter in which this Agreement expires or is terminated shall extend from the first Calendar Day of such Calendar Quarter until the effective date of such expiration or termination.

1.10“Calendar Year” means (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the same year, (b) for the Calendar Year in which this Agreement expires or is terminated, the period beginning on January 1 of such Calendar Year and ending on the effective date of such expiration or termination, and (c) for all other years, each successive twelve (12) consecutive month period beginning on January 1 and ending December 31.

1.11“Commercialize” or “Commercialization” means all activities that are undertaken after Regulatory Approval of a Product in a particular jurisdiction and that relate to the commercial marketing, sale, and/or distribution of such Product, including but not limited to advertising and/or promotional activities.

1.12“Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to research, development, commercialization or marketing of a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts or for its own benefit, taking into account technical, regulatory and intellectual property factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing, and subject to and in consideration of, in each case, the resources available to such Party and within such Party’s organization for such efforts, provided that such efforts shall, no less than consistent with reasonable, customary practices within the U.S. pharmaceutical industry.  “Commercially Reasonable” shall have a corresponding meaning.

1.13“Compound” means solithromycin, which has the chemical structure set forth on Schedule 1.13, and any enantiomer, diastereomer, racemate, salt, hydrate, solvate, polymorph or co-crystal thereof.

1.14“Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing under this Agreement, which may include data, knowledge, practices, processes, ideas, research plans, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided, that, information of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information:  (a) was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party, as can be shown by written records; (b) was part of the public domain, at the time of its disclosure to such receiving Party; (c) became part of the public domain after its disclosure to such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others, as can be shown by written records; or (e) was independently discovered or developed by such receiving Party, as can be shown by its written records, without the use or benefit of, or reliance on, Confidential Information belonging to the disclosing Party.  Notwithstanding anything to the contrary, and regardless of which Party first discloses any Improvement(s) to the other Party, (y) any Cempra Improvements, any information related thereto (or to any intellectual property rights related thereto), and Compound Data shall be the Confidential Information of Cempra, and Cempra shall be deemed the disclosing Party, and MP the receiving Party, with respect to such Confidential Information and (z) any MP Improvements and any information related thereto (or to any intellectual property rights related thereto) shall be the confidential information of MP, and MP shall be deemed the disclosing party, and Cempra the receiving Party, with respect to such Confidential Information.

1.15“Control” means, with respect to any intellectual property or right therein, the possession by a Party or an Affiliate thereof of the ability to grant a license or sublicense as provided for herein without violating the terms of any arrangement or agreements between such Party (or any Affiliate thereof) and any Third Party.

1.16“Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent.

1.17“Derivative” means any compound that can be synthetically prepared from or converted into a Compound, and any enantiomer, diastereomer, racemate, isomer, metabolite, salt, hydrate, solvate, polymorph, or co-crystal of the foregoing.

1.18“Develop” or “Development” means, with respect to a Product, engaging in preclinical, clinical, and other research or development activities, which may include but is not limited to research, pre-clinical, clinical and regulatory activities directed towards obtaining Regulatory Approval of a Product in a particular jurisdiction.

1.19“DMF” means a drug master file, as provided for in 21 CFR § 314.420 or similar submission to or file maintained with the FDA or other Governmental Authority or Regulatory Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

1.20“Evaluation Program” means the research activities to be carried out by or on behalf of MP and the evaluation activities to be carried out by or on behalf of Cempra pursuant to this Agreement, as further described on Schedule 1.20.

1.21“FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.

1.22“Field” means any and all uses in humans or non-human animals.

1.23“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, if and as applicable, (a) CFR Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended from time to time, (b) as set forth in European Commission Directive 2001/20/EC relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, and brought into law by European Commission Directive 2005/28/EC laying down the principles and detailed guidelines for good clinical practice for investigational medicinal products, (c) as set forth in the ICH Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.24“GLP” means all applicable Good Laboratory Practice standards, including, if and as applicable, (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in Title 21, Part 58 of the CFR, (b) as set forth in European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time as well as any Rules Governing Medicinal Products in the European Community Vol. III, ISBN 92.825 9619-2 (ex—OECD principles of GLP), and (c) the Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.25“GMP” means all applicable Good Manufacturing Practices including, if and as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, Title 21, Parts 210, 211, 601 and 610 of the CFR, (b) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principals and guidelines of good manufacturing practice, (c) the principles detailed in the ICH Q7A guidelines, (d) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.26“Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision (including any supra-national agency such as in the European Union).

1.27“Harvard License” means the License Agreement between the President and Fellows of Harvard College (“Harvard”) and MP, dated February 10. 2015, as amended pursuant to that certain Amendment to License Agreement and Waiver between Harvard, MP, and Cempra, dated as of January 29, 2016 (the “Harvard Waiver”).

1.28“Harvard Patents” means the Patent Rights (as defined in the Harvard License), which shall include, but not be limited to, (i) those Patents identified as Harvard Patents on Schedule 1.40 and (ii) any Improvement Patent Rights (as defined in the Harvard License) that may be included in the rights granted under the Harvard License as contemplated by Section 2.4 thereof.

1.29“Harvard Product” means any Product Covered by any Valid Claim of any Harvard Patent in the country in which such Product is manufactured, used, or sold.

1.30“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.31“Improvements Date” means the date that is six (6) months following the earlier of (i) the termination or expiration of this Agreement, (ii) MP’s satisfaction of the condition corresponding to the last of the milestones set forth on Schedule 3.3-1 (i.e., delivery to Cempra of between 3-5 kilograms of MP Materials satisfying the specifications described in Schedule 3.3-2B), or (iii) Cempra’s termination of MP’s obligations under the Evaluation Program pursuant to Section  2.1.b(vii).

1.32“IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any Regulatory Authority outside of the United States (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction, and including all regulations at 21 CFR § 312 et. seq., and equivalent foreign regulations.

1.33 “Infringed Patent” means an issued and unexpired patent with a priority date prior to the Effective Date (a) that has not been abandoned, held invalid, revoked, held or rendered unenforceable or lost through interference and (b) the claims of which Cover methods to Manufacture or synthesize the Compound or any Product and are infringed by Cempra’s, any of its Affiliate’s, any Sublicensee’s, or any of Cempra’s, its Affiliates’, or Sublicensees’ contract manufacturers’  making, using, selling, offering for sale or importing the Compound or a Product in a particular country.

1.34“Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, inventions, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, and other drug discovery and development technology, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments inventions and other intellectual property (whether or not confidential, proprietary, patented or patentable), provided that Know-How shall not include Patents.

1.35“Macrolide” means any macrolide or ketolide, including but not limited to any 14-, 15-, or 16-membered lactone-ring-based compound, which shall include but not be limited to (i) any 14-, 15-, or 16-membered lactone containing a 1,2,3 triazole, including but not limited to solithromycin, (ii) any aza-macrolide, including but not limited to azithromycin, and (iii) any derivatives of any of the foregoing.

1.36“Manufacture” means, with respect to the Compound, a Derivative or a Product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, release, shipping, holding, conduct of Manufacturing Process Development, stability testing, quality assurance and quality control of such Compound, Derivative or Product.

1.37“Manufacturing Process Development” means the process development, process qualification and validation and scale-up of the process to manufacture the Compound, a Derivative or a Product and analytic development and product characterization with respect thereto.

1.38“MP Know-How” means all Know-How Controlled by MP or its Affiliates as of the Effective Date or coming under MP’s or its Affiliates’ Control prior to the Improvements Date that is necessary for the research, Development, manufacture, or Commercialization of the Compound or a Product, which shall include, but not be limited to, any Know-How concerning any MP Improvements.

1.39“MP Materials” means (a) the tangible supply of Compound that will be (x)  manufactured or synthesized by the application, to a material extent, of any MP Technology and (y) provided by MP to Cempra pursuant to the Evaluation Program (which shall include but not be limited to the amounts of Compound described on Schedule 3.3-1) and (b) any additional tangible amount of Compound that is manufactured or synthesized by the application, to a material extent, of any MP Technology and to be delivered under this Agreement by MP that may be added after the Effective Date by the mutual written agreement of the Parties.

1.40“MP Patents” means (a) those Patents set forth on Schedule 1.40 attached hereto (the “Initial MP Patents”); (b) any other Patents that are Controlled by MP or any Affiliate thereof as of the Effective Date, or come under MP’s or any of its Affiliates’ Control following the Effective Date and, solely in the case of Patents included under this clause (b) through the application of the following clauses (ii), (iii), and (iv), prior to the Improvements Date, and Cover (i) any of the subject matter described in or Covered by the Initial MP Patents and pertaining to the manufacture or synthesis of the Compound or a Product, (ii) the Compound, (iii) any Product, or (iv) the use, manufacture, or synthesis of the Compound or a Product; (c) any divisionals, continuations, continuations-in-part, conversion, extensions, term restorations, registrations, re-instatements, amendments, reissuances, corrections, substitutions, re-examinations, registrations, revalidations, supplementary protection certificates, renewals, and foreign counterparts of any Patents described in clause (a) or (b) above, and any other Patents Controlled by MP or any Affiliate thereof claiming priority to any of the foregoing or any of the Patents referenced in clause (a) or (b) above; (d) all patents issuing from any of the Patents mentioned in clause (a), (b), or (c) above and any foreign counterparts of any such Patents; and (e) any MP Improvement Patents included in “MP Patents” pursuant to Section 8.2 of this Agreement.

1.41“MP Technology” means the MP Know-How and the MP Patents.

1.42“NDA” means a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) submitted to the FDA seeking regulatory approval to market and sell any Product for human therapeutic use in the United States (including a new drug application submitted under Section 505(b)(2) of the Act).

1.43“Net Sales” means gross amounts invoiced or otherwise received for Cempra’s, its Affiliates’, Sublicensees’, and Product Partners’ sales of Royalty Products, less the sum of the following, to the extent related to the sale of such Royalty Products: (1) discounts in amounts reasonable or customary in the trade, including but not limited to trade, cash, consumer, and quantity discounts, and credits, price adjustments or allowances for damaged Royalty Products, returns, defects, recalls or rejections of Royalty Products or retroactive price reductions; (2) reasonable rebates, credits, and chargeback payments granted to federal, state/provincial, local and other governments or managed health care organizations, including their agencies, purchasers, and/or reimbursers, under programs available under or required by Applicable Law, or reasonably entered into to sustain and/or increase market share for Royalty Products; (3) sales, value added, use, excise, and similar taxes; (4) amounts allowed or credited on returns for defective, damaged, expired, or otherwise unuseable or unsaleable Royalty Products; (5) freight, shipping, handling, and insurance charges; (6) import or export duties, tariffs, or similar charges incurred with respect to the import or export of Royalty Products into or out of any country; (7) distribution commissions/fees (including fees related to services provided pursuant to distribution service agreements with wholesalers) payable to any Third Party providing distribution services with respect to Royalty Products; and (8) amounts repaid or credited or provisions made for uncollectible amounts.  Such amounts shall be determined from the books and records of Cempra, its Affiliates, Sublicensees, and Product Partners maintained in accordance with such reasonable accounting principles as may be consistently applied by Cempra, its Affiliates, Sublicensees, and Product Partners.

Royalty Products are considered “sold” when billed out or invoiced or, in the event such Royalty Products are not billed out or invoiced, when the consideration for sale of the Royalty Products is received.  Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) Royalty Products used by Cempra, its Affiliates, Sublicensees, or Product Partners for their internal use, (ii) the distribution of reasonable quantities of promotional samples of Royalty Products, (iii) Royalty Products provided for clinical trials or research, development, or evaluation purposes, (iv) Royalty Products provided by or on behalf of Cempra, an Affiliate thereof, a Sublicensee, or a Product Partner to Cempra, an Affiliate thereof, a Sublicensee, or a Product Partner for purposes of resale, provided such resale is subject to or triggers payments due MP under Section 3.6 of this Agreement, (v) Royalty Products provided in a compassionate use program, and (vi) Royalty Products, not themselves constituting finished Products, provided by or on behalf of Cempra, an Affiliate thereof, a Sublicensee, or a Product Partner to Cempra, an Affiliate thereof, a Sublicensee, or a Product Partner for purposes of manufacturing Royalty Products, provided (x) the sale of such finished Royalty Products is subject to or triggers payments due MP under Section 3.6 of this Agreement or (y) such finished Royalty Products are (I) used by Cempra, its Affiliates, Sublicensees, or Product Partners for internal purposes, (II) distributed in reasonable quantities as promotional samples or in a compassionate use program, (III) provided for clinical trials or research, development, or evaluation purposes, or (IV) provided by or on behalf of Cempra, an Affiliate thereof, a Sublicensee, or a Product Partner to Cempra, an Affiliate thereof, a Sublicensee, or a Product Partner for purposes of resale, provided such resale is subject to or triggers payments due MP under Section 3.6 of this Agreement.

Notwithstanding anything to the contrary, in the event that any Royalty Product includes, in addition to any Royalty Compound, one or more APIs that are not a Royalty Compound (such Royalty Product, a “Combination Product”), Net Sales of such Combination Product in a particular country, for the purposes of determining royalty payments due to MP hereunder, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction A/(A+B), where A is the weighted average sale price(s) of the Royalty Product(s) including Royalty Compound(s) included in such Combination Product (and not any of the other APIs included in the Combination Product) (the “Basic Product”) when sold separately in finished form in such country (if there is more than one Basic Product sold in such country, A shall equal the sum of all such Basic Products’ weighted average sale prices in such country), and B is the weighted average sale price(s) of product(s) including the other API(s) (and not the Royalty Compound(s) incorporated in such Combination Product) (such products, “Other Products” ) sold separately in finished form in such country (if there is more than one Other Product sold in such country, B shall equal the sum of all such Other Products’ weighted average sale prices in such country).

In the event that, with respect to any Combination Product sold in a particular country, the weighted average sale price of the Basic Product in such country can be determined but the weighted average sale price(s) of the Other Product(s) in such country cannot be determined, Net Sales for purposes of determining royalty payments for such Combination Product in such country shall be calculated by multiplying the Net Sales of the Combination Product in such country by the fraction A/C where A is the weighted average sale price(s) of the Basic Product(s) when sold separately in finished form in such country (if there is more than one Basic Product sold in such country, A shall equal the sum of all such Basic Products’ weighted average sale prices in such country) and C is the weighted average sale price of the Combination Product in such country.

In the event that, with respect to any Combination Product sold in a particular country,  the weighted average sale price(s) of the Other Product(s) in such country can be determined but the weighted average sale price of the Basic Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the formula one (1) minus (B/C) (which may also be written as 1-(B/C)), where B is the weighted average sale price(s) of the Other Product(s) when sold separately in finished form in such country and C is the weighted average sale price of the Combination Product in such country (if there is more than one Other Product sold in such country, B shall equal the sum of all such Other Products’ weighted average sale prices in such country).

In the event that, with respect to any Combination Product sold in a particular country, the weighted average sale price(s) in such country of neither the Basic Product nor the Other Product(s) in the Combination Product can be determined, the Net Sales of the Combination Product shall, for the purposes of determining royalty payments with respect to such Combination Product, be commercially reasonable and determined by good faith negotiation between Cempra and MP consistent with the ratios and related principles referenced above and based on the relative value of the Royalty Compound(s) incorporated in such Combination Product (and/or MP Technology used to synthesize or manufacture such Royalty Compound(s)) and the other API(s) to such Combination Product.

The weighted average sale price for a Basic Product, Other Product, or Combination Product in a particular country shall be calculated once for each Calendar Year and such price shall be used during all applicable royalty reporting periods for such Calendar Year.  When determining the weighted average sale price of a Basic Product, Other Product, or Combination Product in a particular country, the weighted average sale price shall be calculated by dividing the sales dollars by the units of Basic Product, Combination Product, or Other Product sold in such country during the twelve (12) months (or the number of months sold in a partial Calendar Year) of that Calendar Year for the respective Basic Product, Other Product, or Combination Product.  For each Calendar Year, a reasonably forecasted weighted average sale price will be used for the Basic Product, Other Product, or Combination Product, which forecasted weighted average sale price will be, for each Calendar Year other than the initial Calendar Year (or portion thereof) during which the Combination Product is sold, no less than the weighted average sale price for the Basic Product, Other Product, or Combination Product in a particular country calculated for the preceding Calendar Year. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the payment due with respect to the first Calendar Quarter of the following Calendar Year.  For the avoidance of doubt, excipients shall not be considered APIs for the purpose of this definition of Net Sales.

Notwithstanding anything to the contrary, in the case of discounts on “bundles” of separate products or services which include Royalty Products (such “bundles” including but not limited to (i) contingent arrangements involving drugs that share the same NDC (whether the same or different package sizes), drugs with different NDCs, or drugs and other products or services, (ii) circumstances in which a discount is conditioned on the achievement of some other performance requirement for the Royalty Product or other product or service (e.g. achievement of market share or placement on a formulary tier), or (iii) otherwise where the resulting price concessions or discounts are greater than those which would have been available had the bundled products or services been purchased separately or outside the bundled arrangement), Cempra may calculate Net Sales and royalties due hereunder by applying a discount to the price of a Royalty Product equal to the average percentage discount of all products or services of Cempra, its Affiliate(s), or Sublicensee(s) in a particular “bundle”, calculated as follows:

Average percentage

discount on a             =        [1 - (X/Y)] x 100

particular “bundle”

where X equals the total discounted price of a particular “bundle” of products or services, and Y equals the sum of the undiscounted bona fide list prices of each unit of every product or service in such “bundle”.  Cempra shall provide MP documentation reasonably supporting such average discount with respect to each “bundle.”  If a Royalty Product in a “bundle” is not sold separately, and no bona fide list price exists for such Royalty Product, Cempra and MP shall, for purposes of calculating Net Sales and royalties due hereunder, negotiate in good faith a reasonable imputed list price for such Royalty Product and Net Sales with respect thereto shall be based on such imputed list price.

1.44“Option” has the meaning set forth in Section 2.2.

1.45“Option Period” means the period commencing on the Effective Date and ending at 5:00 pm Eastern Time on the date that is the later to occur of (A) the earlier of (i) the date that Cempra, its Affiliate(s) or Sublicensee(s) first obtains Regulatory Approval from the FDA with respect to any product incorporating the Compound as an API or (ii) the third (3rd) anniversary of the Effective Date or (B) the date that is six (6) months following the earlier of (I) MP’s satisfaction of the condition corresponding to the last of the milestones set forth on Schedule 3.3-1 (i.e., delivery to Cempra of between [*] kilograms of MP Materials satisfying the specifications described in Schedule 3.3-2B) or (II) Cempra’s termination of MP’s obligations under the Evaluation Program pursuant to Section  2.1.b(vii).

1.46“Patent(s)” means any granted patents and pending patent applications, together with all additions, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, revalidations, supplementary protection certificates, and renewals of any of the foregoing, and all foreign applications and patents corresponding to or claiming priority from any of the foregoing.

1.47“Pricing Approval” means any pricing and reimbursement approvals which must be obtained before placing a Product on the market for sale in a particular jurisdiction.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.48“Product” means a product that incorporates or comprises a Compound as an API (alone or in combination with any other API(s)) and (i) utilizes, incorporates, or is Developed, Manufactured, or Commercialized using any MP Technology or (ii) is Covered by one or more Valid Claims of any MP Patents in any country in which such product or any part thereof is made, used, or sold.

1.49“Product Partner” means a Third Party, other than a Sublicensee, that (i) is granted a license by Cempra or an Affiliate thereof under Patents or Know-How owned, licensed, or controlled by Cempra or an Affiliate thereof, other than MP Technology, to sell a Royalty Product and (ii) supplied by Cempra or an Affiliate thereof with Royalty Product or Royalty Compound for use as an API in the Manufacture of finished Royalty Products.

1.50“Regulatory Approval” means any and all approvals (including supplements, amendments, and pre- and post-approvals), licenses, registrations, clearances, or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or, in Cempra’s reasonable judgment, sale of a Product for human therapeutic use in a particular jurisdiction, provided that Regulatory Approval shall not include any Pricing Approval.

1.51“Regulatory Authority” means any Governmental Authority with responsibility for granting any licenses or approvals necessary for the marketing and sale of human pharmaceutical or biological products in a particular jurisdiction, including the FDA with respect to the United States, and where applicable any ethics committee or any equivalent review board.

1.52“Regulatory Filing” means, with respect to the United States, an NDA, BLA, or IND, any foreign counterparts or equivalents of any of the foregoing, any DMFs, and any other filings or submissions required by or provided to Regulatory Authorities relating to the Manufacture, Development or Commercialization of any Product, including any supporting documentation, data, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing.

1.53“Royalty Compound” means a Compound that is actually synthesized or Manufactured using a method or process that is Covered by a Valid Claim of an MP Patent in the country in which the Product incorporating such Compound as an API is actually sold.  For purposes of clarity, Compound, as incorporated as an API into a particular Product, that is not actually synthesized or Manufactured using any methods or processes Covered by a Valid Claim of a MP Patent in the country in which such Product is actually sold shall not be considered a Royalty Compound for purposes of this Agreement, even if such Compound could have been so Manufactured or synthesized.

1.54“Royalty Product” means a particular Product that incorporates, as an API (alone or in combination with any other API(s)), a Compound constituting a Royalty Compound in the country in which such Product is actually sold and, with respect to Products sold by Product Partners, which Royalty Compound incorporated into such particular Product is supplied to such Product Partner by Cempra or an Affiliate thereof for use as an API in the Manufacture of such Product.

1.55“Sublicensee” means a Third Party granted a sublicense to any of the rights granted to Cempra and its Affiliates under this Agreement.

1.56“Territory” means the world, other than the member nations of the Association of Southeast Asian Nations as of March 31, 2006 (such member nations, “ASEAN Countries”), subject to any further reduction in the Territory (or later expansion thereof) as set forth in Section 2.2.

1.57“Third Party” means any entity other than (a) MP, (b) Cempra, or (c) any Affiliate of either Party.

1.58“United States” shall mean the United States of America and its territories and protectorates.

1.59“Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular Product or Compound through reissue, disclaimer or otherwise, provided that, notwithstanding the foregoing, if a particular claim has been pending longer than seven (7) years from the date of issuance of the first substantive patent office action considering patentability of such claim by the relevant patent office in the country or territory in which such claim is pending, such pending claim shall, upon the conclusion of such seven (7) year period, cease to be a Valid Claim in a particular country for purposes of this Agreement unless and until such claim is the claim of an issued patent in such country.

2.	Evaluation; Option; License.

2.1Evaluation Program.

a.Purpose of Evaluation Program.  The purpose of the Evaluation Program shall be (i) research and Development by MP of methods to Manufacture or synthesize the Compound using methods or processes Covered by the Existing MP Patents and (ii) the evaluation by Cempra of (A) the Manufacture and synthesis of the MP Materials (and the MP Materials themselves) and (B) the MP Technology, to permit Cempra to evaluate its interest in exercising the Option.  Except as set forth in Section 3, each Party shall be solely responsible for all of its own costs and expenses associated with this Agreement.

b.Conduct of Evaluation Program.

(i)MP Responsibilities.  MP shall use Commercially Reasonable Efforts during the Option Period to perform its obligations under the Evaluation Program, which shall include but not be limited to supplying Cempra, in accordance with the delivery schedule set forth on Schedule 1.20 attached hereto, with the MP Materials in the quantities set forth on

Schedules 1.20 and 3.3-1 attached hereto to a facility designated in writing by Cempra, subject to the restrictions set forth herein, including, without limitation, Section 2.1.b.(iv). MP shall not use any Third Parties (other than Approved Subcontractors) in the course of performing its obligations under the Evaluation Program, unless such Third Party is approved in advance in writing by Cempra.

(ii)Cempra Responsibilities.  Cempra shall use Commercially Reasonable Efforts during the Option Period to evaluate the Manufacture and synthesis of the MP Materials (and the MP Materials themselves) and the MP Technology, for purposes of eventually determining whether or not to exercise the Option, and commit such resources as are reasonably necessary to perform such evaluation.

(iii)Compliance.  Both Parties shall perform their obligations under this Agreement, and Cempra shall use the MP Materials, in compliance with all Applicable Laws.

(iv)Restrictions on Use of MP Materials.  Cempra hereby agrees that, notwithstanding anything to the contrary in this Agreement, Cempra shall not use MP Materials for any purpose other than in the conduct of the Evaluation Program.  Cempra shall transfer MP Materials only to its Affiliates or those employees, consultants, or Approved Subcontractors of Cempra or its Affiliates who are conducting Cempra’s portion of the Evaluation Program and who are bound by obligations of confidentiality and non-use comparable in scope to those set forth in this Agreement, and Cempra shall not transfer, distribute or release any MP Materials to any Third Party (other than Approved Subcontractors) without the prior written consent of MP.

(v)Cooperation; Scientific Contact. The Parties shall reasonably cooperate in the conduct of the Evaluation Program and, subject to the terms of this Agreement and any confidentiality obligations to third parties, shall provide such information and materials as are reasonably necessary for the performance of the Evaluation Program.  The respective scientific contacts (each, a “Scientific Contact”) of the Parties for purposes of this Agreement are as follows:

MP:	[*]
Macrolide Pharmaceuticals, Inc.
480 Arsenal St., Suite 130
Watertown, MA 02472
Email: [*]
Phone: [*]

Cempra:	[*]
Vice President, CMC
Cempra Pharmaceuticals, Inc.
6320 Quadrangle Dr. #360
Chapel Hill, NC 27517
Email: [*]
Phone: [*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(vi)Reporting.  Each Party shall (i) keep the other Party reasonably informed of the progress of the Evaluation Program by oral reports to the respective Scientific Contact not less than once each thirty (30) day period during the Option Period (which can occur by telephone) and (ii) provide written summary reports to the respective Scientific Contact of the results of the Evaluation Program as are reasonably requested, no more frequently than once per Calendar Quarter.  In addition to the foregoing, the Parties’ Scientific Contacts shall attend in-person meetings, at a location to be mutually agreed on by the Parties, at least once per Calendar Quarter.  Each Party shall bear its own expenses of complying with the provisions of this Section 2.1.b.(vi).

(vii)Termination of MP Responsibilities Under Evaluation Program.  Cempra shall be entitled to terminate MP’s performance of MP’s remaining, unfulfilled research, development, synthesis, and manufacturing obligations under the Evaluation Program (and corresponding obligations under Section 2.1.b(i)) upon written notice to MP given at any time following the second (2nd) anniversary of the Effective Date or, if earlier, Cempra’s exercise of its Option in whole or in part.  Upon such notice, MP shall, without limitation of any of its obligations under this Agreement except those set forth in Section 2.1(b)(i), cease (and cause its Affiliates to cease) all of its and its Affiliates’ research, development, synthesis, and manufacturing activities with respect to the Evaluation Program or the Compound.

2.2Option.  MP hereby grants to Cempra the exclusive option to be granted (and to have Cempra’s Affiliates be granted) the exclusive license set forth in Section 2.3.b. below (the “Option”).  Cempra may exercise such Option, at its sole discretion, at any time during the Option Period by providing written notice of such exercise to MP; provided that Cempra shall automatically be deemed to have exercised the Option for any and all purposes of this Agreement if, and as of the date that, Cempra, its Affiliate(s) or Sublicensee(s) makes a Regulatory Filing with any Regulatory Authority that covers a Royalty Product manufactured using or incorporating Royalty Compound and includes, as part of such Regulatory Filing’s chemistry, manufacturing, and controls section(s), a description of the relevant manufacturing process(es) Covered by the MP Patents.  If, and only if, Cempra indicates in such exercise notice, or by providing written notice to MP within sixty (60) days of any deemed exercise of its Option pursuant to the preceding sentence’s proviso, that it wishes to exercise such Option only with respect to a reduced portion of the Territory and/or a reduced portion of the rights to MP Technology described in Section 2.3.b below, the Territory and/or scope of rights to MP Technology to be licensed to Cempra and its Affiliates under Section 2.3.b. upon exercise of the Option shall be so reduced as described in such notice, unless Cempra, within sixty (60) months of providing such notice of such reduced rights, provides MP with a subsequent notice indicating that Cempra wishes to increase the scope of such rights and/or portion of the Territory applicable to the rights granted under Section 2.3.b. and describing the extent to which Cempra wishes to do so (such a notice, a “Restoration Notice”), in which case, effective upon receipt of such Restoration Notice, the portion of the Territory and/or scope of such rights licensed to Cempra under Section 2.3.b. shall be increased to the extent requested in such subsequent notice, provided that a Restoration Notice shall not in any case be construed to expand Cempra’s and its Affiliates’ rights under Section 2.3.b. beyond the potential maximum scope originally contemplated thereby.  The Parties further agree that Cempra shall be entitled to provide more than one Restoration Notice, and thereby increase the scope of rights granted under Section 2.3.b. to the extent described in any such

Restoration Notice(s) at any time prior to the expiration of the above-referenced sixty (60) month period following the initial Option exercise notice.

During the Option Term, and, if the Option is not exercised by Cempra with respect to the entirety of rights potentially available under Section 2.3.b., prior to the expiration of the above-referenced sixty (60) month period following the initial exercise of the Option, MP will not (and will ensure that its Affiliates do not), on its (or their) own or with any Third Party, conduct any research or development directly and specifically related to the Compound, Products, or the synthesis or manufacture of either of the foregoing, except to the extent such activities are undertaken solely by MP (y) in the performance of its obligations under this Agreement or (z) in using a Compound as a comparator in its in vitro or in silico (i.e., non-clinical and non-animal) research, or incidentally in non-commercial, internal, in vitro or in silico (i.e., non-clinical and non-animal) research, focused in each case under this clause (y) on any compound other than the Compound, provided that nothing in this paragraph shall be construed to create or include a grant of any rights by Cempra or any Affiliate thereof to MP or any Affiliate thereof under any Patents, Know-How, or other intellectual property rights.

2.3Licenses; Retained Rights.

a.Subject to the other terms and conditions of this Agreement, MP hereby grants to Cempra and its Affiliates an exclusive license (transferable in accordance with Section 12.2), without the right to grant sublicenses, during the Option Period under the MP Technology to conduct the Evaluation Program or otherwise evaluate, test, or analyze the MP Materials, provided that, notwithstanding the foregoing prohibition on sublicensing, Cempra and its Affiliates shall be entitled to engage Approved Subcontractors to perform Cempra’s portion of the Evaluation Program or otherwise evaluate, test, or analyze the MP Materials.  Cempra shall not acquire any additional right, title or interest in or to the MP Materials as a result of MP’s supply, or Cempra’s use, of the MP Materials in the Evaluation Program.

b.Upon Cempra’s exercise or deemed exercise of the Option pursuant to Section 2.2, MP hereby grants to Cempra and its Affiliates an exclusive license (transferable in accordance with Section 12.2), with the right to sublicense as set forth in Section 2.4, under the MP Technology to:

(i)engage in clinical and regulatory activities directed towards obtaining Regulatory Approval, make, have made, Manufacture, use, sell, offer for sale, import, export and otherwise Commercialize the Compound and Products in the Field in the Territory, subject to any reductions in such rights which may be indicated by Cempra in its exercise notice (or later restored, in whole or in part) as contemplated by Section 2.2; and

(ii)Manufacture, make, have made, use, sell, offer for sale, import, and export Derivatives solely and exclusively for the purposes of (A) making, having made, or Manufacturing the Compound or a Product under the foregoing clause (i) or (B) activities that are necessary to seek or obtain Regulatory Approval of or for the Compound or a Product, provided that (x) the rights to sell or offer for sale Derivative referenced above in this clause (ii) shall only be exercised with respect to sales of Derivatives (or offers for the sale thereof) to Third Parties to whom Cempra, an Affiliate thereof, or a Sublicensee has granted rights under

Know-How or Patents owned, licensed, or controlled by Cempra or an Affiliate thereof to make, use, and sell Compound or Product and (y) the right to sell Derivative referenced above in this clause (ii) shall further only be exercised pursuant to a written agreement containing provisions explicitly limiting the use of such Derivative solely to the manufacture of Compound or Product or activities that are necessary to seek or obtain Regulatory Approval of or for the Compound or Product.

For purposes of clarity, the license under this Section 2.3.b. shall not include any right to research, Develop, Manufacture, make, have made, sell, offer for sale, use, import, export or otherwise Commercialize any Macrolide other than (y) the Compound and (z) subject to the provisions of Section 2.3.b(ii), Derivatives.

c.Cempra acknowledges and agrees that, notwithstanding the rights granted in Sections 2.3.a. and 2.3.b. above with respect to the Harvard Patents or the exclusivity thereof:

(i)the United States Government has certain rights arising out of its sponsorship of the research that led to the conception or reduction to practice of technology Covered by the Harvard Patents and, therefore, the United States federal government retains rights in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be deemed modified as may be required to conform to the provisions of those statutes and regulations; and

(ii)Harvard retains the right, for itself and for other not-for-profit research organizations, to practice the Harvard Patents within the scope of the license granted above, solely for non-commercial research, educational and scholarly purposes; provided, that, nothing herein or in the Harvard License shall be construed as permitting Harvard or any such not-for-profit research organization to grant any rights to any third party, including any for-profit sponsor, to practice or exploit any of the Harvard Patents for any commercial purpose that would be inconsistent with the terms of the exclusive license granted hereunder or under the Harvard License, including any right to develop, Manufacture, market or sell Harvard Products for use in the Field.

d.Other than as expressly set forth in this Section 2.3, Cempra shall not acquire any right, title, interest or license in or to the MP Materials or MP Technology.

2.4Sublicensing.

a.Cempra and its Affiliates shall, upon prior written notice to MP describing the territory and/or scope of rights within which Cempra and/or its Affiliates wish to be entitled to grant one or more sublicenses of rights granted under this Agreement (such a notice, a “Sublicense Notice”), have the right to sublicense any rights granted under Section 2.3.b. to one or more Third Parties within the scope described in such Sublicense Notice, through multiple tiers of sublicenses.  The Parties further agree that Cempra shall be entitled to provide more than one Sublicense Notice, and thereby increase the scope of rights that may be sublicensed hereunder, at any time.  Cempra shall, as promptly as practicable after execution thereof, provide MP a written copy of each such sublicense executed with respect to the rights granted under this Agreement (and each amendment thereto, if any), which may be redacted to the extent reasonably necessary to protect the confidentiality of the applicable Sublicensee’s confidential or proprietary information, promptly following its execution.  Each such sublicense shall (i) be consistent with this Agreement and (ii) contain terms and conditions reasonably sufficient to enable Cempra to comply with the terms of this Agreement.

b.Notwithstanding anything to the contrary, however, and without limiting Cempra’s, its Affiliates’, and Sublicensees’ rights to engage Third Party contract manufacturers to Manufacture the Compound, Derivatives, or Products on behalf of Cempra, its Affiliates, and Sublicensees as permitted in the exercise of the rights granted above, neither Cempra nor any Affiliate thereof shall, during the five (5) years following Cempra’s exercise of the Option, be entitled to sublicense to any Third Party the rights granted under this Agreement to make or have made Compound or Derivative in the People’s Republic of China (excluding Hong Kong) (“China”), other than for supply to Cempra, any Affiliate(s) thereof, or any Sublicensee pursuant to a manufacturing, supply, or similar agreement, unless (i) MP consents in writing to the grant of such sublicense, such consent not to be unreasonably withheld, or (ii) the agreement under which such sublicense is granted (x) includes rights to sell finished Product in China and (y) contains reasonable contractual provisions prohibiting any Compound made in China pursuant to such sublicense from being sold or commercialized outside of China or used in the manufacture of any product other than Product to be used or sold in China pursuant to such agreement.

c.Cempra shall ensure, and shall ensure that its Affiliates ensure, that any Third Party contract manufacturers engaged to manufacture the Compound, Derivatives or Products on behalf of Cempra or its Affiliates through the practice of MP Technology are subject to commercially reasonable contractual obligations that prohibit the use of MP’s Confidential Information for any other purpose, and Cempra shall, and shall ensure that its Affiliates shall, either (i) use Commercially Reasonable Efforts to enforce such obligations or (ii) make MP a third party beneficiary entitled to enforce such obligations.  Cempra shall, and shall ensure that its Affiliates shall, with respect to any sublicense agreement executed without MP’s consent as permitted pursuant to Section 2.4(b), either (1) use Commercially Reasonable Efforts to enforce the contractual provisions referenced in clause (y) of the last sentence of Section 2.4(b) or (2) make MP a third party beneficiary entitled to enforce such obligations.

2.5Section 365(n).  All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Cempra and its Affiliates may fully exercise all of its and their rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party, any Affiliate thereof, or any of its or their assets.  The Parties further agree that, in the event Cempra or any Affiliate(s) thereof elect to retain its rights as a licensee under such Code, Cempra and/or such Affiliate(s), as applicable, shall be entitled to complete access to any technology or intellectual property licensed to them hereunder and all embodiments of such technology and intellectual property.  Such embodiments of the technology and intellectual property shall be delivered to Cempra and its Affiliates not later than:

a.the commencement of bankruptcy proceedings against MP, upon written request, unless MP elects to perform its obligations under this Agreement, or

b.if not delivered above under this Section 2.5, upon the rejection of this Agreement by or on behalf of MP, upon Cempra’s written request.

2.6Restrictive Covenants.

(a)Until the earlier of (i) the expiration of this Agreement in all countries of the world or (ii) the termination of this Agreement in its entirety, MP and its Affiliates shall not, and MP shall cause its Affiliates not to, (A) manufacture, have manufactured, use, sell, market, distribute, or import the Compound or enter into any agreement with any Third Party regarding the manufacture, sale, marketing, distribution, or import of the Compound; (B) grant any Third Party any rights under any MP Technology to manufacture, sell, market, distribute, or import the Compound; or (C) enable any Third Party, directly or indirectly, to manufacture the Compound; or (D) grant any Third Party any rights under any MP Technology, or enable any Third Party directly or indirectly, in each case to manufacture, sell, market, distribute or import any Derivative if MP or any of its Affiliates possess actual knowledge that such Derivative is being or will be used by or on behalf of such Third Party to manufacture, sell, or otherwise commercialize the Compound; provided that, notwithstanding the foregoing, the obligations of MP and its Affiliates under this Section 2.6 shall not apply (x) to the extent reasonably necessary to enable MP to satisfy its obligations under this Agreement or (y) to the incidental use thereof in non-commercial internal in vitro or in silico (i.e., non-clinical and non-animal) research, or use of the same as a comparator in its in vitro or in silico (i.e., non-clinical and non-animal) research, focused in each case under this clause (y) on any compound other than the Compound (and provided that nothing in this paragraph shall be construed to create or include a grant of any rights by Cempra or any Affiliate thereof to MP or any Affiliate thereof under any Patents, Know-How, or other intellectual property rights).

(b)MP shall, and MP shall ensure that its Affiliates, use Commercially Reasonable Efforts to (I) include in any agreement (other than the Harvard License) between MP or any Affiliate thereof and any Third Party concerning the (i) manufacture, use, sale, or import of any Derivative, (ii) grant of any intellectual property rights with respect to any Derivative (or the use or manufacture thereof), or (iii) enablement of the manufacture of any Derivative, a provision prohibiting any such Derivative procured from MP or any Affiliate thereof, manufactured in the exercise of any rights granted by MP or any Affiliate thereof, or whose manufacture is otherwise enabled by MP or any Affiliate thereof to, in any case, from being used in the manufacture of the Compound and (II) ensure that Cempra is a third party beneficiary entitled to enforce such provision.

3.	Financial Terms

3.1Initial License Fee.  In consideration of the rights granted under Sections 2.2, 2.3, and 8.1, Cempra will pay MP a non-refundable, non-creditable fee (the “Initial License Fee”) in the aggregate amount of Three Hundred and Seventy Five Thousand Dollars ($375,000), payable by wire transfer of immediately available funds, within five (5) Business Days of the Effective Date.

3.2Facilities Fee.  In consideration of the facilities, equipment, supplies and related goods and services that MP will need to purchase, acquire or provide to conduct the Evaluation Program, Cempra will pay MP a non-refundable, non-creditable fee (the “Facilities Fee”) in the aggregate amount of Three Hundred and Seventy Five Thousand Dollars ($375,000), payable by wire transfer of immediately available funds, within five (5) Business Days of the Effective Date.

3.3Research Funding.  In consideration of the conduct by MP of the Evaluation Program, Cempra will pay MP the expected reasonable, documented, direct compensation-related costs of employees and advisors necessary to conduct MP’s portion of the Evaluation Program, mutually agreed by the parties to be an aggregate amount equal to One Million Four Hundred Ninety-Nine Thousand Nine Hundred Ninety-Nine Dollars and Ninety-Four Cents ($1,499,999.94), which shall be paid by Cempra monthly in eighteen (18) equal consecutive non-refundable, non-creditable monthly installments of $83,333.33 (each, a “Research Funding Payment”), payable by wire transfer of immediately available funds on or prior to each of the eighteen (18) consecutive monthly anniversaries of the Effective Date (the “Research Funding Dates”).

3.4Initial Milestone Payments. In consideration of the rights granted under Sections 2.2, 2.3, and 8.1, Cempra shall pay MP the respective non-refundable, non-creditable amounts set forth on Schedule 3.3-1 upon the satisfaction of the respective corresponding conditions described therein (the “Initial Milestone Payments”), in each case payable by wire transfer of immediately available funds within thirty (30) Calendar Days following satisfaction of the relevant conditions for the relevant payment and written notice thereof from MP.

3.5Second License Fee.  If Cempra exercises or is deemed to have exercised its Option under Section 2.2, Cempra shall pay MP a non-refundable, non-creditable license fee in the aggregate amount of One Million Dollars ($1,000,000) (the “Second License Fee” ), payable as follows:

a.Five Hundred Thousand Dollars ($500,000) of the Second License Fee shall be paid by Cempra within fifteen (15) Business Days of its exercise or deemed exercise of the Option; and

b.Five Hundred Thousand Dollars ($500,000) of the Second License Fee shall be paid by Cempra in the form of “deemed royalty” payments equal to [*] percent ([*]%) of Net Sales of Products (whether or not a Compound, as incorporated as an API into such Product, is actually synthesized or Manufactured using any methods or processes Covered by a Valid Claim of an MP Patent in the country in which such Product is actually sold) sold by Cempra, its Affiliates, Sublicensees, and Product Partners following the exercise or deemed exercise of the Option (i.e., the total payment obligation under this Section 3.5.b. shall not exceed $500,000); provided that for all purposes of this Section 3.5.b. (including the calculation of such deemed royalty payments), the provisions of this Agreement pertaining to payments due on the basis of Net Sales of Royalty Products shall apply, mutatis mutandis, to the Net Sales of all Products sold by Cempra, its Affiliates, Sublicensees, and Product Partners, further provided that, notwithstanding anything to the contrary, with respect to sales of Products by Sublicensees and Product Partners, the “deemed royalty” shall only be due under this Section 3.5.b. to the extent such Sublicensees and Product Partners pay a royalty to Cempra or an Affiliate thereof with respect to such sales.

3.6Royalty Payments.  Except as otherwise set forth in this Agreement, Cempra will make royalty payments based on a percentage of the applicable Annual Net Sales, on a Royalty Product-by-Royalty Product and country-by-country basis, from the date of the First Commercial Sale of each Royalty Product in each country until the expiration of the Royalty Term applicable to such Royalty Product in such country.  Such royalty payments shall be calculated based on Annual Net Sales of all Royalty Products by applying the tiered royalty rate shown below:

Annual Net Sales	Royalty
Annual Net Sales up to and including $[*]	[*]%
Annual Net Sales over $[*]	[*]%

For example, if, during a Calendar Year, Annual Net Sales of Royalty Products were equal to $[*], then the royalties payable would be calculated by adding (a) the royalties with respect to the first $[*] at the first-level percentage of [*] percent ([*]%) ($[*] x [*] = $[*]) and (b) the royalties with respect to the next $[*] at the second-level percentage of [*] percent ([*]%) ($[*] x [*] = $[*]), for a total royalty of $[*].

3.7Additional Royalty Payments Following First Commercial Sale.  Cempra shall pay to MP a non-refundable, non-creditable additional royalty equal to [*] percent ([*]%) of the first (1st) $[*] in combined, aggregate Net Sales of all Royalty Products sold by Cempra, its Affiliates, Sublicensees, and Product Partners (i.e., the total payment obligation under this Section 3.7 shall not exceed $1,000,000).

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.8Third Party Royalties.  If (a) any technology Covered by any MP Patents, to the extent licensed to Cempra under this Agreement, is Covered by any Valid Claim in an Infringed Patent owned, licensed, or controlled by a Third Party in any country(ies) of the Territory, and Cempra, an Affiliate thereof, any Sublicensee, or any Product Partner, after arms’-length negotiations, is required to license such Infringed Patent, then Cempra shall be entitled to deduct [*] percent ([*]%) of the consideration paid to any such Third Party for any such rights (such consideration, “Third Party Royalties”) from any payments due MP under Section 3.6, provided that such amounts payable shall not be reduced, with respect to any Calendar Quarter, below [*] percent ([*]%) of the amounts otherwise due MP with respect to such Calendar Quarter without such offset.

3.9Compulsory Licenses.  Should a compulsory license be granted, or be the subject of a possible grant, to a Third Party under the Applicable Laws of any country in the Territory under any MP Patent(s), the Party receiving notice thereof or otherwise becoming aware thereof shall promptly notify the other Party thereof, including any material information concerning such compulsory license, and the total amount payable under Section 3.6 (as adjusted by Section 3.8) with respect to sales of Royalty Products in such country will be adjusted to match any lower amount such Third Party may be allowed to pay with respect to the sales of such Royalty Products in such country, with such lower amount subject to further adjustments pursuant to Section 3.8.

3.10Challenge of Harvard Patents.

a.In the event that Cempra, its Affiliate, or a Sublicensee (a “Challenging Party”) commences, during any period of time during which such entity enjoys rights to any Harvard Patents granted hereunder, an action in which it challenges the validity, enforceability, or scope of any Harvard Patents (a “Harvard Patent Challenge”), Cempra shall reimburse Harvard for all reasonable, documented expenses incurred by Harvard (including reasonable attorneys’ fees) in connection with such Harvard Patent Challenge.  If the outcome of such Harvard Patent Challenge is a determination in favor of the Challenging Party, such Challenging Party will not have any right to recoup any royalties paid before or during the pendency of such Harvard Patent Challenge.

b.In the event that a Challenging Party commences a Harvard Patent Challenge with respect to any Harvard Patent to which Cempra enjoys rights under this Agreement, Cempra shall pay, directly to Harvard, a royalty of [*] percent ([*]%) of Net Sales on Licensed Products (as defined in the Harvard License) sold by Cempra, its Affiliates, and Sublicensees during the pendency of such Harvard Patent Challenge.  If the outcome of such Harvard Patent Challenge is a determination against the Challenging Party and its assertions in such Harvard Patent Challenge (e.g., that the Harvard Patents subject to such Harvard Patent Challenge are not invalid or unenforceable), Cempra shall continue to pay such royalty, on a country-by-country and Licensed Product-by-Licensed Product basis, until the earlier of (i) the date on which Cempra no longer enjoys rights to the Harvard Patents subject to such Harvard Patent Challenge under this Agreement or (ii) such time as the applicable Product is no longer covered by a Valid Claim of the Harvard Patents in the country in which such Product is sold.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

c.The Parties agree that neither Section 3.10.a nor Section 3.10.b shall apply to (i) Cempra or its Affiliates with respect to a Harvard Patent Challenge regarding a Harvard Patent to which Cempra does not enjoy rights under this Agreement or (ii) any Sublicensee with respect to a Harvard Patent Challenge regarding a Harvard Patent to which such Sublicensee does not enjoy rights under any sublicense granted under this Agreement.

d.The Parties agree that neither (I) arguments and comments made by or on behalf of Cempra, its Affiliates, or any Sublicensee with respect to the prosecution, maintenance, or defense of Cempra’s, its Affiliates’, or any Sublicensee’s owned or licensed patents or patent applications (other than Harvard Patents) in response to examiners’ citations of or references to the Harvard Patents in office actions and other communications from governmental patent offices, agencies, or authorities, but only to the extent reasonably necessary to attempt to overcome the examiner’s rejection of the relevant claims, nor (II) in the event an opposing party (that is not Cempra, an Affiliate thereof, any Sublicensee, or any Third Party acting on behalf, or with the knowing assistance, of any of the foregoing) uses in any legal proceeding a Harvard Patent to make a bona fide challenge to the validity, enforceability, scope, or patentability of any patents or patent applications of Cempra, any Affiliate thereof, or any Sublicensee (other than Harvard Patents), any arguments and comments made by Cempra, its Affiliate, or any Sublicensee, as appropriate, but only to the extent reasonably necessary to defend such owned or licensed patents or patent applications in such legal proceedings, shall, in either case, constitute a Harvard Patent Challenge for purposes of this Section 3.10.  Harvard is not a party to this Agreement; however, Harvard shall be a third party beneficiary of the terms of this Section 3.10, and Harvard may enforce such terms directly against Cempra.

3.11Royalty Term.  Subject to any earlier termination of this Agreement, amounts due under Section 3.6 (as they may be further adjusted under this Agreement) shall only be payable on a country-by-country and Royalty Product-by-Royalty Product basis for sales occurring, as applicable, with respect to a particular Royalty Product in a particular country prior to the first (1st) date on which there are no Valid Claims of any MP Patent Covering such Royalty Product (or any Royalty Compound incorporated therein as an API) in such country (the period from the Effective Date until such date for a particular Royalty Product in a particular country, the “Royalty Term” for such Royalty Product in such country).

3.12Payments and Payment Reports.  Except as otherwise provided in this Section 3, all royalties due under Section 3.5.b., 3.6, and 3.7 shall be paid within ninety (90) Calendar Days of the end of the Calendar Quarter during which the applicable Net Sales occur.  Each royalty payment shall be accompanied by a statement stating (as applicable) the number, description, and aggregate Net Sales, by country, of each Royalty Product and cumulative Annual Net Sales of all Royalty Products sold during the relevant Calendar Quarter and Calendar Year by Cempra, its Affiliates, Sublicensees, and Product Partners, with a list of Harvard case numbers for all Harvard Patents that have Valid Claims Covering the Royalty Products (to the extent such case numbers are ascertainable from Schedule 1.40 or similar information provided by MP prior to the end of the Calendar Quarter for which such report is being provided), and detailing the calculation of royalties and amounts due for such Calendar Quarter.

3.13Payment Method.  Except as set forth in Section 3.17 below, all payments due under this Agreement to MP shall be made by bank wire transfer in immediately available funds to an account designated by MP in writing.  All payments hereunder shall be made in the legal currency of the United States.

3.14Taxes.  In the event any tax or similar amount is paid or required to be withheld by Cempra or any Affiliate thereof for the benefit of MP on account of any royalties or other payments payable to MP under this Agreement, the corresponding amounts payable to MP shall be reduced by the amount of taxes or similar amounts deducted and withheld, and Cempra or its Affiliates shall pay the amounts of such taxes or similar amounts to the proper Governmental Authority in a timely manner and promptly transmit to MP an official tax certificate or other evidence of such tax or other obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable MP to claim such payment of taxes or similar amounts. Any such withholding taxes or similar amounts required under applicable law to be paid or withheld shall be an expense of, and borne solely by, MP.  Cempra will provide MP with, at MP’s expense, reasonable assistance to enable MP to recover such taxes or amounts otherwise withheld as permitted by law.

3.15Sublicenses.  For avoidance of doubt, the Parties agree that in the event that Cempra grants licenses or sublicenses to Third Parties any right under MP Technology to sell Royalty Products, Cempra shall include in such licenses or sublicenses an obligation for such Sublicensee to account for and report its sales of Royalty Products on a basis reasonably sufficient to enable Cempra to pay MP the royalties due under this Agreement and satisfy Cempra’s reporting obligations hereunder.

3.16Foreign Exchange.  All payments due under this Agreement will be paid in United States dollars.  Conversion of amounts received or sales made in foreign currency to United States dollars will, for reporting or payment purposes hereunder, be made at the conversion rate existing in the United States, as reported in the Wall Street Journal on the last Business Day of the applicable Calendar Quarter.  If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States on which the Parties reasonably agree.

3.17Blocked Currency.  In each country where the local currency is blocked and cannot be removed from the country, payments under this Agreement arising from activities in that country for which Cempra or an Affiliate thereof does not receive payment in United States’ currency, freely useable outside of such country, shall, notwithstanding anything to the contrary, be paid to MP in the country in local currency by deposit in a local bank designated by Cempra, unless the Parties otherwise mutually agree in writing.

3.18Interest.  If Cempra fails to make any payment when due to MP under this Agreement, then interest shall accrue on the balance due on a daily basis at a rate equal to LIBOR (as published in The Wall Street Journal, New York edition), or at the maximum rate permitted by applicable law, whichever is lower, until Cempra meets the full financial obligation due under this Agreement.

3.19Records; Audits.  Cempra shall maintain, and shall cause its Affiliates, Sublicensees, and Product Partners to maintain, complete and accurate records of Royalty Products that are made, used, sold, leased or transferred under this Agreement, which records shall contain sufficient information to permit MP to confirm the accuracy of any reports or notifications delivered to it under Section 3.12 of this Agreement.  Cempra shall retain, and cause its Affiliates, Sublicensees to retain, such records relating to a given Calendar Quarter for at least five (5) years after the conclusion of that Calendar Quarter, during which time MP and Harvard will, subject to the terms of this Section 3.19, have the right, at their expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate independent, neutral auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Cempra’s compliance with the terms hereof.  Such accountant or other auditor, as applicable, shall be bound by obligations of confidentiality and non-use with respect to information disclosed by Cempra and shall not disclose to MP or Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement.  MP shall promptly provide Cempra a copy of the results of any audit or inspection under this Section 3.19, and the Parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit, provided that any overpayment by Cempra of royalties or any other amount paid to MP revealed by an inspection or audit shall, in Cempra’s sole discretion, (i) be fully-creditable against future payments under this Agreement or (ii) refunded to Cempra within thirty (30) Calendar Days of its request.  If any audit performed under this Section 3.19 reveals an underpayment in excess of five percent (5%) in any Calendar Year, Cempra shall reimburse MP for all reasonable, documented amounts incurred in connection with such audit.  MP and Harvard may collectively exercise their rights under this Section 3.19 only once every Calendar Year per audited entity and only with reasonable prior notice to Cempra.

4.	Technology Transfer; Diligence; Compliance

4.1Technology Transfer.  Upon Cempra’s exercise or deemed exercise of the Option and, additionally, as reasonably requested at any time prior to the date ninety (90) days following such exercise or deemed exercise, MP shall transfer to Cempra, at no additional cost, all MP Know-How (including copies of any tangible embodiments thereof), that is necessary to the practice of the license granted under Section 2.3.b.  MP shall use Commercially Reasonable Efforts to effect the purposes of the foregoing as promptly as practicable, which shall include but not be limited to taking reasonable actions necessary to enable Cempra, any Affiliate thereof, or any designated contractor of Cempra or any Affiliate thereof to undertake the manufacture and/or synthesis of the Compound and/or Products using the technology, methods, or processes described, embodied, or claimed in the MP Technology.  Such actions shall include providing Cempra with (i) the data, files and results of any chemistry, manufacturing, or control-related activities relating to the Compound or a Product (and, if necessary to manufacture the Compound, a Derivative), and (ii) all other information known to or possessed by MP or any of its Affiliates that is necessary or reasonably useful to the Manufacturing and/or synthesis of the Compound and/or Products (and, if necessary to manufacture the Compound or such Products, any Derivative).  The Parties agree that the costs and expenses of MP in performing its obligations under this Section 4.1 shall be borne by MP and that MP shall not be required to provide more than [*] person-hours of assistance in using Commercially Reasonable Efforts in fulfilling its obligations under this Section 4.1. at its expense

4.2Additional Assistance.  In the event Cempra desires any additional assistance from MP with respect to the understanding, utilization, or application of the MP Technology necessary or reasonably useful to the Manufacturing and/or synthesis of the Compound and/or Products (and, if necessary to manufacture the Compound or such Products, any Derivative) , beyond the assistance to be provided in Section 4.1, Cempra shall provide written notice thereof to MP, and the parties shall enter into good faith discussions concerning the financial and other terms upon which such assistance may be provided by MP, provided that MP shall not have any obligation to provide such assistance unless and until the Parties have executed a mutually agreeable definitive written agreement governing the provision of such assistance on Commercially Reasonable terms.  MP shall permit any of its or its Affiliates’ employees, officers, or directors to enter into one or more consulting or service agreement(s) with Cempra concerning the Compound and/or Products (and, if necessary to manufacture the Compound or such Products, any Derivative) (or the Commercialization or Manufacture thereof) to the extent to the extent so requested by Cempra, consistent with Cempra’s rights under this Agreement, and acceptable to such employee, officer, or director.

4.3Diligence; Reporting.

a.If Cempra exercises its Option, Cempra shall thereafter use Commercially Reasonable Efforts to pursue the Development and Commercialization of Products.  The Parties agree that the efforts of Cempra’s Affiliates, Sublicensees, and contractors or consultants of Cempra, its Affiliates, or Sublicensees shall constitute the efforts of Cempra for purposes of satisfying Cempra’s obligations under this Section 4.3.a.

b.Within sixty (60) days after the end of each Calendar Year, Cempra shall furnish MP with a written report summarizing Cempra’s, its Affiliates’ and Sublicensees’ efforts during the prior Calendar Year to Develop and Commercialize Royalty Products, including: (a) research and development activities; (b) Commercialization efforts; and (c) marketing efforts. Each report must contain a reasonably sufficient level of detail for MP to assess whether Cempra is in compliance with its obligations under Section 4.3.a. and a discussion of intended efforts for the then current Calendar Year.  All reports delivered pursuant to this Section 4.3.b. shall be deemed Confidential Information of Cempra pursuant to this Agreement.  All reports delivered pursuant to this Section 4.3.b. shall be deemed Confidential Information of Cempra pursuant to this Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.4Compliance.  Cempra shall comply, and shall use Commercially Reasonable Efforts to ensure that its Affiliates and any Sublicensees comply, with all Applicable Laws in the exercise of the rights granted under this Agreement.  Without limiting the foregoing, Cempra represents and warrants, on behalf of itself and its Affiliates, that it shall, and it will contractually obligate Sublicensees to comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Cempra hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with (and will contractually obligate its Sublicensees to comply with), all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold each of MP (in accordance with Section 11.2) and Harvard (in accordance with Section 11.4) harmless for the consequences of any such violation.

4.5Preference for US Industry.  During the period of exclusivity of the licenses granted hereunder with respect to Harvard Patents in the United States (but no longer than the expiration of the last Valid Claim thereof), Cempra shall comply, and shall use Commercially Reasonable Efforts to ensure that its Affiliates and Sublicensees comply, with 37 CFR 401.14(i) or any successor rule or regulation.

5.Patent Prosecution and Maintenance.

5.1Prosecution and Maintenance by MP.  Prior to exercise of the Option by Cempra, MP shall have sole responsibility for, and use Commercially Reasonable Efforts to pursue, the filing, prosecution, and maintenance of the MP Patents.  From and after exercise of the Option, except as provided in Sections 5.2 and 5.3, MP shall have primary responsibility for, and use Commercially Reasonable Efforts to pursue, the filing, prosecution, and maintenance of the MP Patents and, subject to Sections 5.2 and 5.3 below, MP will be responsible for all reasonable costs and expenses it incurs with respect such filing, prosecution, and maintenance.  MP will, to the extent reasonably practicable, provide Cempra a reasonable opportunity to review and comment on any material patent filings or correspondence with patent authorities pertaining to the MP Patents and the Manufacture of the Compound, provided that all decisions with respect to the filing, prosecution, and maintenance of MP Patents under this Section 5.1 shall be made by MP in its reasonable discretion.  Schedule 1.40 shall be updated periodically by MP to reflect the further prosecution and maintenance of such Patents and the addition of any such MP Patents coming under the Control of MP or any Affiliate thereof after the Effective Date, and any such update shall indicate whether or not any MP Patents subject to such update are Harvard Patents (and include the Harvard case number therefor).  MP shall not abandon (or permit any Affiliate thereof or, in the case of Harvard Patents, Harvard to abandon) prosecution, maintenance, or financial support of any such MP Patent without first notifying Cempra in a reasonably timely manner of MP’s intention and/or reason therefor, and providing Cempra with a reasonable opportunity to assume responsibility for prosecution, maintenance, and/or financial support of such MP Patent or, in the case of any Harvard Patents that MP may wish to abandon or permit Harvard to abandon, using Commercially Reasonable Efforts to cause Harvard to continue the filing, prosecution, and maintenance of such Harvard Patents or provide Cempra an opportunity to discuss such issue with Harvard.

5.2Prosecution and Maintenance by Cempra of Compound-Specific Patents. Upon Cempra’s exercise of its Option, and subject to Section 5.3 below, Cempra shall assume and have primary responsibility for, and use Commercially Reasonable Efforts to pursue, the filing, prosecution, and maintenance of all MP Patents licensed to Cempra and its Affiliates under Section 2.3.b. that (i) are owned by MP or an Affiliate thereof, (ii) solely contain claims Covering the Compound (and not any other compounds), and (iii) are not Harvard Patents (such MP Patents, “Compound Patents”), using patent counsel of Cempra’s choosing and, subject to Section 5.3 below, Cempra will be responsible for all costs and expenses it incurs with respect its filing, prosecution, and maintenance of Compound Patents.  Cempra will, to the extent reasonably practicable, provide MP a reasonable opportunity to review and comment on any material patent filings or correspondence with patent authorities pertaining to Compound Patents, provided that all decisions with respect to the filing, prosecution, and maintenance of Compound Patents under this Section 5.2 shall be made by Cempra in its reasonable discretion.  Schedule 1.40 shall be updated periodically by Cempra to reflect its further prosecution of Compound Patents, and MP shall provide notice to Cempra of, and update Schedule 1.40 to reflect the addition thereto of, the Compound Patents coming under the Control of MP or an Affiliate thereof after the Effective Date.  Cempra shall not abandon prosecution or maintenance of a Compound Patent without first notifying MP in a reasonably timely manner of Cempra’s intention and reason therefor, and providing MP with reasonable opportunity to assume responsibility for prosecution and maintenance of such Compound Patent, at MP’s cost and expense, as set forth in Section 5.3.

5.3Abandonment by a Party; Prosecution and Maintenance by the other Party.  If a Party responsible for filing, prosecution, and maintenance of any MP Patents, other than Harvard Patents (to which this Section 5.3 shall not apply), pursuant to Section 5.1 or 5.2 (such Party, the “Patent Party”) provides the other Party (the “Non-Patent Party”) with written notification that the Patent Party will no longer support or pursue the filing, prosecution, or maintenance of a specified MP Patent in a particular country, then (A) the Patent Party’s responsibility for such filing, prosecution, or maintenance of such MP Patent in such country, and the fees and costs related thereto, will terminate on the earlier of (x) the date sixty (60) Calendar Days after the Non-Patent Party’s receipt of such written notice from the Patent Party or (y) the Non-Patent Party’s assumption of the filing, prosecution and maintenance of such MP Patent in such country and (B) the Non-Patent Party shall have the right, upon written notice to the Patent Party given during such sixty (60) Calendar Day period, to assume control of, and responsibility for, the filing, prosecution, or maintenance of such MP Patent in such country, at the Non-Patent Party’s expense.  In the event of such an assumption by a Non-Patent Party with respect to such MP Patent in such country, the Non-Patent Party will thereafter advise the Patent Party in writing of the status of such MP Patent (including any related hearings or other proceedings) on a reasonably regular basis and, at the Patent Party’s request, will provide the Patent Party with copies of all documentation concerning such MP Patent in such country, including all correspondence to and from any patent authority with respect thereto.  The Non-Patent Party assuming filing, prosecution, or maintenance of a particular MP Patent under this Section 5.3 shall consult with the Patent Party prior to abandoning any such MP Patent or any claim contained therein, and will solicit the Patent Party’s advice and review of such MP Patent (or any correspondence related thereto) and important prosecution or maintenance matters related thereto in reasonably sufficient time prior to any filing, submission, or communication thereof or with respect thereto, and will take into account the Patent Party’s reasonable comments related to any of the foregoing. For purposes of clarification, but not limitation, any MP Patent subject to this Section 5.3 shall in any event remain an MP Patent, and remain included in the rights granted to Cempra, its Affiliates, and Sublicensees, under this Agreement, until such time as such MP Patent no longer has any Valid Claims.

5.4Patent Term Extensions.  Cempra shall promptly notify MP of the issuance of each Regulatory Approval and, to the extent reasonably and legally possible and reasonably useful or materially valuable in the Commercialization of Products Covered by a Valid Claim of any MP Patent to which Cempra and its Affiliates have rights hereunder, use Commercially Reasonable Efforts to apply (or cause its Affiliates or Sublicensee(s) to apply) for a patent term extension, adjustment or restoration, supplementary protection certificate, or other form of market exclusivity conferred by Applicable Laws with respect to any MP Patents (collectively, “Patent Term Extensions”) in the relevant country(ies) of the Territory.  MP shall, if and as requested by Cempra, (i) use Commercially Reasonable Efforts to obtain, and assist Cempra, its Affiliates, and Sublicensees in obtaining, all available Patent Term Extensions and (ii) take all actions necessary to obtain all Patent Term Extensions.  The Parties shall reasonably cooperate with each other in obtaining Patent Term Extensions wherever and whenever applicable.

5.5Small Entity Designation.  If Cempra, any of its Affiliates, any Sublicensee, or any holder of an option to become a Sublicensee, at any point prior to the first date on which there are no Valid Claims of any Harvard Patents in the United States that are licensed to Cempra under this Agreement, ceases to qualify as an entity entitled to pay lesser patent-related fees as provided by the United States Patent and Trademark Office (i.e., a “small entity”), Cempra shall so notify MP as soon as reasonably possible, in order to enable MP and Harvard to comply with USPTO regulations regarding payment of fees with respect to the Harvard Patents.

5.6Patent Marking.  Cempra shall mark, shall cause its Affiliates to mark, and shall use Commercially Reasonable Efforts to cause its Sublicensees to, mark all Products Covered by a Valid Claim of any MP Patent(s) sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of MP Patents in such country.

6.	Infringement and defense.

6.1Notice.  If either Party becomes aware of any actual, potential, or alleged infringement of any of the rights to MP Patents granted under this Agreement, such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential, or alleged infringement.

6.2Infringement of MP Patents.

a.Prior to Option Exercise.  Notwithstanding anything to the contrary, this Section 6.2.a. shall only apply with respect to rights to MP Patents that have not been granted under Section 2.3.b.; upon the grant of any rights to MP Patents under Section 2.3.b., Section 6.2.b. shall apply with respect to such rights under the MP Patents in lieu of this Section

6.2.a., except with respect to any patent infringement litigation initiated in accordance with this Section 6.2.a. prior to the grant of such rights to Cempra under Section 2.3.b.  MP shall have the sole right, but not the obligation, to, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect to any actual, potential, or alleged infringement of any MP Patents, provided that MP shall not (and shall ensure that its Affiliates do not) initiate or undertake any of the foregoing actions or activities, or otherwise communicate with any Third Party concerning any actual, potential, or alleged infringement of, or need for a license to, any MP Patents within the scope of Cempra’s actual or potential rights under this Agreement without providing Cempra thirty (30) days advance written notice thereof and an opportunity to discuss in detail the circumstances concerning such actual, potential, or alleged infringement of, or need for a license to, any MP Patents within the scope of such actual or potential rights and, if Cempra exercises its Option during such thirty (30) day period, or otherwise prior to the initiation or undertaking of any such activities, Section 6.2.b. shall apply with respect to the rights under the MP Patents that are the subject of the exercise of the Option.

b.Following Option Exercise.

(i)Compound Patents.  Notwithstanding anything to the contrary, this Section 6.2.b(i) shall apply with respect to rights to Compound Patents within the MP Patents for which Cempra has exercised the Option.  With respect to any actual, potential, or alleged infringement of the rights to Compound Patents within the MP Patents granted under Section 2.3.b., Cempra shall have the first and primary right (which may be further granted to Affiliates of Cempra, but not to Sublicensees), but not the obligation, to, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect to such actual, potential, or alleged infringement, provided that, notwithstanding the foregoing, (i) Cempra shall keep MP reasonably informed of the progress of any such action and shall give MP a reasonable opportunity in advance to consult with Cempra and offer its views about major decisions affecting the litigation, (ii) Cempra shall give careful consideration to those views, but shall have the right to control the action in its discretion, and (ii) if Cempra (or its Affiliate controlling such litigation as permitted hereby) fails to defend in good faith the validity and/or enforceability of any Harvard Patent(s) or MP Patents in the action or, or if the license granted hereunder to any MP Patent(s) in the suit terminates, MP may elect to take control of the action pursuant to the second paragraph of this Section 6.2.b. with respect to such Harvard Patent(s) or MP Patent(s).  In any such litigation brought by Cempra (and/or any Affiliate thereof), Cempra (and/or any Affiliate thereof) shall have the right to use and sue in MP’s or any MP’s Affiliate’s name, and join MP or any Affiliate thereof as a party to such litigation, and MP shall cooperate (and cause its Affiliates to cooperate) reasonably, as requested by Cempra and at Cempra’s expense (which expense shall be reasonable and documented). If, within one hundred eighty (180) Calendar Days of the notice in Section 6.1, Cempra and/or its Affiliates (i) shall have been unsuccessful in persuading the actual, potential, or alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action with respect to such actual, potential, or alleged infringement, and (iii) have not entered into settlement discussions with respect to such actual, potential, or alleged infringement, or if Cempra notifies MP that it has decided not to undertake any of the foregoing against any such alleged, potential, or actual infringer, then MP shall have the right to bring suit to enforce such rights under the MP Patents against such actual, alleged, or potential infringer at its own expense.  In any such litigation brought by MP, Cempra shall cooperate reasonably, as requested by MP and at MP’s expense (which expense shall be reasonable).

(ii)MP Patents Other than Compound Patents.  Notwithstanding anything to the contrary, this Section 6.2.b(ii) shall apply with respect to rights to MP Patents, other than Compound Patents, for which Cempra has exercised the Option (“MP-Controlled Patents”).  If Cempra becomes aware of any possible, alleged, or actual infringement of any MP-Controlled Patents with respect to (1) the Compound or any Product or (2) any use or manufacture of the Compound or any Product in, in the case of (1) or (2), the Field in the Territory (“Cempra Infringement”), Cempra will notify MP of such Cempra Infringement.  MP shall, as between the Parties, have the right to take action in the prosecution, prevention, or termination of any Cempra Infringement, provided that, notwithstanding anything to the contrary, (i) MP shall not have any right to grant any licenses under any of the rights to MP-Controlled Patents granted to Cempra under this Agreement as part of any settlement, voluntary disposition, or other resolution of any Cempra Infringement, (ii) any recovery or damages received by Harvard, MP, or any Affiliate of MP with respect to any Cempra Infringement, or in settlement or voluntary disposition of any matter with respect thereto, shall be used (A) first, to reimburse Cempra, its Affiliates, and Sublicensees for unreimbursed reasonable, documented expenses incurred in connection with any cooperation thereof rendered to Harvard, MP, or any Affiliate thereof, at their request, with respect to such action, settlement, or voluntary disposition, then (B) second to reimburse Harvard, MP, and its Affiliates with respect to their unreimbursed reasonable, documented expenses incurred in connection with such action, settlement, or voluntary disposition, and (C) third, Cempra shall be paid seventy-five percent (75%) of any remaining portion of any such recovery or damages, with the remaining twenty-five percent (25%) of such remainder to be retained by MP (or, with respect to any Cempra Infringement concerning any Harvard Patents, split between Harvard and MP pursuant to the applicable percentage set forth in the Harvard License), and (iii) Cempra, its Affiliates, and Sublicensees shall, at their expense, have the right to be represented by counsel of their choice in any proceeding governed by this Section 6.2.b(ii).  If Cempra desires to take action in the prosecution, prevention, or termination of any Cempra Infringement, and neither MP nor, with respect to any Harvard Patents, Harvard are so enforcing the MP-Controlled Patents, Cempra may petition MP (and, with respect to any Harvard Patents, Harvard) in writing to pursue such enforcement action.  If MP (and, with respect to any Harvard Patents, Harvard) consents in writing to such action, in its sole discretion, Cempra may commence such action with respect to such Cempra Infringement, and compromise, settle, or enter into voluntary dispositions of such litigation, provided that (i) any settlement, consent judgment or other voluntary disposition of such actions which limits the scope, validity, or enforceability of, or otherwise may adversely affect, any MP-Controlled Patents shall not be entered into, consented to, approved, or agreed upon by Cempra, an Affiliate thereof, or any Sublicensee without MP’s (and, with respect to any Harvard Patents, Harvard’s) prior written approval, (ii) nothing in this Section 6.2.b(ii) shall be construed as prohibiting or limiting Cempra’s, its Affiliates’, or Sublicensees’ rights under this Agreement to grant sublicenses or any other rights under any MP Patents to any party, whether with respect to any Cempra Infringement or otherwise, and (iii) if (x) MP (and, with respect to any Harvard Patents, Harvard) does not take any material action in the prosecution, prevention, or termination of any Cempra Infringement, (y) Cempra petitions MP (and, with respect to any Harvard Patents, Harvard) to pursue an enforcement action with respect thereto, and (z) MP (and, with respect to any Harvard Patents, Harvard) does not consent in writing to such action, Cempra’s royalty and payment obligations under Section 3 with respect to any Products covered (or whose manufacture, use, or sale is covered) by the MP-Controlled Patents subject to such Cempra Infringement shall terminate, upon the ninetieth (90th) day following such written petition by Cempra, with respect to all countries in which Cempra’s, its Affiliates’, or any Sublicensee’s commercialization of the Compound or Products is adversely affected by such Cempra Infringement (whether or not such Cempra Infringement actually exists in such country).  Notwithstanding anything to the contrary, the Parties agree that, solely for purposes of clause (iii) of the preceding sentence, a Cempra Infringement shall, without limitation of the definition therefor established above, also include an infringement of the MP-Controlled Patents with respect to the manufacture, use, sale, import, or export of any Derivative solely for purposes of making or having made the Compound or a Product, and Cempra shall be entitled to the economic benefit set forth in such clause (iii) in the event any such Cempra Infringement satisfies the applicable conditions set forth therein.

6.3Infringement of Third Party Rights.  In the event that a claim of infringement of a Third Party’s Patent(s) is made or brought against either Party or any Affiliate thereof with respect to the Manufacture, use, sale, or importation of the Compound or a Product that is the subject of any of the rights granted under this Agreement, the Party receiving such claim (or whose Affiliate receives such claim) shall promptly inform the other Party in writing, and, to the extent such claim relates to any rights granted hereunder or the practice thereof, the Parties shall consult with each other in order to develop a strategy for addressing the alleged infringement.  Each Party shall reasonably cooperate with the other in any investigations undertaken to determine any such potential infringement.  As between the Parties, Cempra (and/or its Affiliates and/or Sublicensees) shall have the first and primary right, but not the obligation, at its own expense to defend, control the defense of, and/or settle any such claim against Cempra, its Affiliates, Sublicensees, or Product Partners using counsel of its own choice.

6.4Third Party Challenge.

a.Without limitation of any Party’s (or, in the case of Cempra, its Affiliates’ or Sublicensees’) rights under Section 6.2 or 6.3, and subject to Section 6.4.b., in the event that a declaratory judgment action is brought against MP, any Affiliate thereof, Cempra, any Affiliate thereof, or any Sublicensee by a Third Party alleging invalidity, unpatentability, unenforceability, or non-infringement of a Compound Patent to which Cempra and its Affiliates have rights under Section 2.3.b. hereof, Cempra shall, at its option, have the first right (which it may grant to any Affiliate or Sublicensee), within ninety (90) days after commencement of such action, to take over the sole defense of the action at its own expense.  If Cempra, an Affiliate thereof, or a Sublicensee exercises such right, Cempra (and/or such Affiliate thereof or Sublicensee) shall have the right to use and defend in MP’s or MP’s Affiliate’s name and join MP or any Affiliate thereof as a party to such litigation, and MP shall cooperate (and cause its Affiliates to cooperate) reasonably, as requested by Cempra and at Cempra’s expense (which expense shall be reasonable and documented).  If neither Cempra, an Affiliate thereof, nor any Sublicensee exercises this right within such time period, MP shall have the right to assume such defense, subject to Section 6.5.

b.Notwithstanding anything to the contrary, if a declaratory judgment action is brought naming Cempra, any Affiliate thereof, or any Sublicensee as a defendant and alleging invalidity or unenforceability of any claims within the Harvard Patents, Cempra shall promptly notify Harvard in writing and Harvard may elect, upon written notice to Cempra within thirty (30) days after Harvard receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

6.5Litigation Control.  Except as otherwise set forth in, and subject to, Section 6.2.b(ii), the Party pursuing or controlling any action or defense under Section 6.2, 6.3, or 6.4 (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action or defense, provided, however, that (i) the Controlling Party shall, to the extent reasonably practicable, consult with the other Party (the “Secondary Party”) prior to entering into any settlement or voluntary disposition thereof, (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) subjects the Secondary Party to any non-indemnified liability or obligation or (2) admits fault or wrongdoing on the part of Secondary Party must, in each case, be approved in advance and in writing by the Secondary Party, (iii) any settlement, consent judgment or other voluntary disposition of such actions which materially limits the scope, validity, or enforceability of, or otherwise may materially adversely affect, any MP Patents shall not be entered into, consented to, approved, or agreed upon without the Secondary Party’s prior written approval, such approval not to be unreasonably withheld, and (iv) any settlement, consent judgment or other voluntary disposition of such actions that would reasonably be expected to materially adversely affect any Patents owned, controlled or licensed by Cempra, any Affiliate thereof, any Sublicensee, or any Product Partner, or the ability of Cempra, any Affiliate thereof, any Sublicensee, or any Product Partner to Manufacture, Develop or Commercialize the Compound or any Products shall not be entered into, consented to, approved, or agreed upon by MP or any Affiliate thereof without Cempra’s prior written consent, provided that the foregoing shall not be construed to prevent Harvard from entering into any settlement, consent judgment, or other voluntary disposition of any matter concerning any infringement of the Harvard Patents.  Except as otherwise set forth in, and subject to, Section 6.2.b(ii), any recovery or damages received by the Controlling Party with respect to the infringement of the rights to MP Patents granted under this Agreement, or in settlement of any matter subject to Section 6.2, 6.3, or 6.4, shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action or settlement, and the remainder shall be split [*] percent ([*]%) to the Controlling Party and [*] percent ([*]%) to the Secondary Party.  Notwithstanding the foregoing, the Secondary Party, at its expense, shall have the right to be represented by counsel of its choice in any proceeding governed by this Section 6.5.

6.6Reimbursement.  Each Party shall invoice the other Party for any reasonable, documented costs incurred that are to be borne by the other Party pursuant to this Section 6.  Each Party shall pay the other Party such amounts within thirty (30) Calendar Days of its receipt of any such invoice, except to the extent such amounts are the subject of a good faith dispute, in which the amounts subject to such dispute shall be due within thirty (30) Calendar Days of the resolution of such dispute.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.7Litigation Credit.  To the extent there is no recovery of damages, or amounts received in settlement, by Cempra or its Affiliates with respect to any matter contemplated by Section 6.2, 6.3, or 6.4 above, or all such amounts received with respect to a particular matter are insufficient to fully reimburse Cempra or its Affiliates for any amounts incurred with respect to such matter (including but not limited to attorneys’ fees, out-of-pocket costs, and all amounts paid as judgments, damages, or in settlement) (such amounts, “Infringement Costs”), Cempra shall be entitled to credit all Infringement Costs against royalties or other fees thereafter payable to MP under this Agreement. If the total Infringement Costs incurred in any particular Calendar Quarter exceed more than [*] percent ([*]%) of amounts payable to MP under this Agreement with respect to such Calendar Quarter, then the amount of such Infringement Costs in excess of [*] percent ([*]%) of the amounts payable to MP under this Agreement with respect to such Calendar Quarter shall be carried over and remain creditable against payments due MP in future Calendar Quarters, subject to such [*] percent ([*]%) limitation (and continued rollover) in each case.

6.8Trademarks.  Cempra, its Affiliates, Sublicensees, and/or Product Partners may, in their sole discretion, select trademarks for Products (“Product Marks”) and shall own all such trademarks.  To the extent Cempra, its Affiliates, Sublicensees, and/or Product Partners pursue trademarks for Products, as between the parties, Cempra, its Affiliates, Sublicensees, and/or Product Partners shall have the sole responsibility for the filing, prosecution and maintenance of registrations of trademarks for Products, as determined in their sole discretion, at their sole expense.

7.	Confidentiality

7.1Confidentiality Obligations.  The Parties agree that, for the term of this Agreement and for seven (7) years thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information of the other Party.

7.2Authorized Disclosure.  Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(a)made in response to a valid order of a court of competent jurisdiction; provided, however, that in each case such disclosing Party will, to the extent reasonably practicable, (i) first have given written notice to the other Party and given such other Party a reasonable opportunity to take appropriate action and (ii) cooperate with such other Party as necessary to obtain an appropriate protective order or other protective remedy or treatment; provided, further, that in each case, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order, as determined in good faith by counsel to the Party that is obligated to disclose Confidential Information pursuant to such order;

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b)otherwise required to be disclosed by Applicable Law or the requirements of any stock exchange to which a Party is subject; provided, however, that the Party that is so required will provide such other Party with written notice of such disclosure reasonably in advance thereof to the extent reasonably practicable and reasonable measures will be taken to assure confidential treatment of such information, including such measures as may be reasonably requested by the disclosing Party with respect to such Confidential Information;

(c)made by such Party, in connection with the performance of, or exercise of rights under, this Agreement, to such Party’s Affiliates, licensors, licensees or sublicensees, directors, officers, employees, consultants, representatives or agents, or to other Third Parties, in each case on a need-to-know basis and solely to use such information for business purposes relevant to and permitted by this Agreement, and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations no less than substantially as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations;

(d)made by such Party to existing or potential acquirers, acquisition targets, collaborators, investment bankers, accountants, attorneys, investors, merger candidates, partners, venture capital firms or other financial institutions or investors for use of such information for business purposes relevant to this Agreement or for due diligence in connection with the financing, licensing or acquisition of such Party (or such Party’s acquisition of, or merger with, a Third Party), and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations (or in the case of attorneys or accountants, an equivalent professional duty of confidentiality) at least as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations; or

(e)authorized in writing by the disclosing Party.

7.3Publicity.  Press releases or other similar public communication by either Party not required by Applicable Law or the requirements of any stock exchange to which a Party is subject and disclosing the existence or terms of this Agreement will require the advance written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed.  The foregoing notwithstanding, communications required by Applicable Law or the requirements of any stock exchange to which a Party is subject, and disclosures of information for which consent has previously been obtained, will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof, provided that, with respect to any such communications required by Applicable Law or the requirements of any stock exchange to which a Party is subject, the Party required to make such disclosure shall, to the extent reasonably practicable and to the extent such disclosure does not include information for which consent has previously been obtained, provide the other Party a reasonable opportunity to review and comment on such communications.

8.Intellectual Property

8.1Compound Data.  Cempra shall be entitled to sole ownership of all data, results, information, analyses and reports directly related to the Compound or a Product (or the use or manufacture thereof) generated by or on behalf of either Party, any Affiliate thereof, or any director, officer, employee, contractor, agent, or representative of any of the foregoing, solely or jointly with the other Party, any Affiliate thereof, or any director, officer, employee, contractor, agent, or representative of any of the foregoing resulting from the conduct of the Evaluation Program, MP’s or its Affiliates’ access to or knowledge, use, or manufacture of the Compound or a Product, or Cempra’s Confidential Information, or Cempra’s exercise of rights under this Agreement (such data, results, information, analyses and reports, “Compound Data”).  MP shall promptly report all Compound Data to Cempra in writing.  MP will assign and hereby assigns, and will cause its Affiliates to assign, all right, title, and interest in Compound Data, and intellectual property rights therein, to Cempra, free and clear of all liens, claims, and encumbrances.  MP shall take all actions, and shall cause its Affiliates and any officers, employees, contractors, agents or representatives of MP or any Affiliate thereof, to take all actions, including but not limited to the execution of documents, reasonably requested by Cempra to effect the purposes of the foregoing.  Notwithstanding the foregoing, MP shall have the right to use any Compound Data generated by or on behalf of MP, or by Cempra or any Affiliate thereof as part of the Evaluation Program, on an anonymized basis:  (i) to prosecute and file applications for MP Patents or MP Improvement Patents that are prosecuted or filed in accordance with the provisions of this Agreement; (ii) to disclose to potential investors in MP for bona fide fundraising purposes; (iii) for MP’s internal research purposes; and (iv) to file applications for regulatory approval for human pharmaceutical products containing or comprised of a Macrolide other than (q) the Compound or (r) other compound covered, in the case of this clause (r), by any claims of any Patents owned, licensed, or controlled by Cempra or any Affiliate thereof, provided that, with respect to clause (i), (ii), (iii), or (iv), (X) the foregoing rights shall not limit MP’s or its Affiliates’ obligations under the last paragraph of Section 2.2 or Section 2.6, (Y) MP shall maintain the confidentiality of Compound Data pursuant to its obligations under Section 7, and (Z) MP shall, in exercising the foregoing rights, not identify the Compound except to the extent reasonably necessary to exercise such rights.  Following exercise of the Option, Cempra shall, reasonably in advance of any public disclosure of any Compound Data, provide a copy of such Compound Data to MP (provided, that MP shall maintain such Compound Data in strict confidence, and shall not use such Compound Data for any purpose or disclose the same to any Third Party, unless and until Cempra publicly discloses such Compound Data).

8.2MP Improvements. MP shall be entitled to sole ownership of all inventions, discoveries, or improvements that are (i) (a) conceived, invented, or otherwise discovered by MP, any Affiliate thereof, or any director, officer, employee, contractor, agent, or representative of any of the foregoing following the Effective Date and prior to the Improvements Date, solely or jointly with Cempra, any Affiliate thereof, any of its or their officers, employees, contractors, agents or other representatives, or any Third Party(ies), as a result of the Parties’ interactions or performance under this Agreement or MP’s or its Affiliates’ access to or knowledge or use or manufacture of the Compound, any Product, or Cempra’s Confidential Information or (b) conceived, invented, or otherwise discovered by Cempra, any Affiliate thereof, or any employee, agent, or representative of any of the foregoing, solely or jointly with MP, any Affiliate thereof, or any employee, agent, or representative of any of the foregoing, following the Effective Date and prior to the Improvements Date as a direct result of Cempra’s or its Affiliates’ exercise of rights under this Agreement to manufacture the Compound through the practice of MP Technology or Cempra’s or its Affiliates’ access to, or use or knowledge of, MP Technology or MP’s Confidential Information, (ii) directly related to the synthesis or manufacture of one or more Macrolides, and (iii) (X) an improvement to or enhancement or modification of any MP Technology existing as of the Effective Date or (Y) Covered by a Valid Claim of any Initial MP Patent at the time of such conception, invention, or discovery (all such inventions, discoveries, or improvements, and all intellectual property rights with respect thereto, collectively, “MP Improvements”).  Cempra shall promptly disclose to MP in writing and in reasonable detail any MP Improvement of which it has knowledge as soon as reasonably possible upon the conception, invention, or other generation of such MP Improvement.  MP shall promptly disclose to Cempra any MP Improvement of which it or any Affiliate thereof has knowledge and which pertains to the research, Development, Manufacture, or Commercialization of the Compound or any Product as soon as reasonably possible upon the conception, invention, or discovery of such MP Improvement and, if Cempra provides written notice to MP within thirty (30) days following such disclosure indicating that Cempra wishes to include in the licenses granted to Cempra and its Affiliates under this Agreement the Patents Covering such MP Improvement (“MP Improvement Patents”) and/or Know-How Controlled by MP or its Affiliates with respect to such MP Improvement, then such MP Improvement Patent and/or such Know-How, respectively, shall automatically be included in the MP Patents and/or MP Know-How, respectively, for purposes of this Agreement.  Cempra will assign and hereby assigns, and will cause its Affiliates to assign, all right, title, and interest in any MP Improvements to MP, free and clear of all liens, claims, and encumbrances (except for such rights thereto granted under this Agreement).  Cempra shall take all actions, and shall cause its Affiliates and any officers, employees, contractors, agents or representatives of Cempra or any Affiliate thereof, to take all actions, including but not limited to the execution of patent assignments or other documents, reasonably requested by MP to effect the purposes of the foregoing.  Notwithstanding anything to the contrary however, (i) MP’s obligations, and Cempra’s rights, to the inclusion of MP Improvements in MP Know-How under this Section 8.2 and Section 1.38 shall be subject to Harvard’s ownership under the Harvard License of an undivided half interest in any MP Improvement conceived and/or reduced to practice by Dr. Andrew G. Myers (“Myers”) (for so long as he is employed by Harvard) in his performance of consulting or other advisory services for MP related to Macrolides for the treatment of disease, (ii) Cempra shall have the right, upon written notice to MP, to terminate the rights granted by license under this Agreement to any MP Improvement Patent(s), and (iii) MP agrees not to disclose any of Cempra’s Confidential Information to Myers or, except to the extent required to enable MP to comply with its obligations to Harvard under the Harvard License, Harvard without Cempra’s prior written consent.

8.3Cempra Improvements. Cempra shall be entitled to sole ownership of all inventions, discoveries, or improvements, other than MP Improvements, that (i) are conceived, invented, or discovered by MP, any Affiliate thereof, or any director, officer, employee, contractor, agent, or representative of any of the foregoing following the Effective Date and prior to the Improvements Date, solely or jointly with Cempra, any Affiliate thereof, any of its or their officers, employees, contractors, agents or other representatives, or any Third Party(ies), (ii) result from the Parties’ interactions, performance, or exercise of rights under this Agreement or MP’s, its Affiliates’, or MP’s or its Affiliates’ officers’, employees’, contractors’, agents’ or representatives’ knowledge or use or manufacture of, or access to, Cempra’s Confidential Information, the Compound or any Product, and (iii) relate directly and solely to the Compound, a Product, or use of either of the foregoing, and not to the synthesis or manufacture of the Compound or Product (such inventions, discoveries, or improvements, and all intellectual property rights with respect thereto, collectively, the “Cempra Improvements”).  MP will promptly notify Cempra in writing and in reasonable detail of any Cempra Improvements.  MP will assign and hereby assigns, and will cause its Affiliates and any officers, employees, contractors, agents or representatives of MP or any Affiliate thereof to assign, all right, title, and interest in any Cempra Improvements to Cempra, free and clear of all liens, claims, and encumbrances.  MP shall take all actions, and shall cause its Affiliates and any officers, employees, contractors, agents, or representatives of MP or any Affiliate thereof to take all actions, including but not limited to the execution of patent assignments or other documents, reasonably requested by Cempra to effect the purposes of the foregoing.  Notwithstanding anything to the contrary however, (x) MP’s obligations and Cempra’s rights under this Section 8.3 shall be subject to Harvard’s ownership under the Harvard License of an undivided half interest in any Cempra Improvement conceived and/or reduced to practice by Myers (for so long as he is employed by Harvard) in his performance of consulting or other advisory services for MP related to Macrolides for the treatment of disease, (y) Cempra shall have the right, upon written notice to MP, to terminate the rights granted by license under this Agreement to any Harvard Patent(s) Covering any Cempra Improvement(s), and (z) MP agrees not to disclose any of Cempra’s Confidential Information to Myers or, except to the extent required to enable MP to comply with its obligations to Harvard under the Harvard License, Harvard without Cempra’s prior written consent.

8.4Harvard Improvements.  MP shall notify Cempra in writing and in reasonable detail of each Improvement Invention (as defined in the Harvard License) which directly pertains to the Compound or any Product (or any Derivative, to the extent necessary to the manufacture or synthesis of the Compound or a Product), or the use or manufacture of any of the foregoing, as soon as MP receives notice thereof or otherwise becomes aware of such Improvement Invention, with such notice to be provided as soon as reasonably possible following such notice or knowledge thereof, and in any event within fifteen (15) business days thereof.  If Cempra provides written notice to MP, within the thirty (30) day period set forth in the Harvard License, indicating that Cempra wishes MP to exercise its option under Section 2.4 of the Harvard License to amend the Harvard License to include Patents Covering such Improvement Invention in the Harvard Patents, MP shall (i) immediately provide notice to Harvard exercising such right and, during the ninety (90) days thereafter and (ii) negotiate in good faith with Harvard and Cempra regarding the upfront fee and development plan necessary to include such Patents in the Harvard Patents, as contemplated by Section 2.4 of the Harvard License, on terms reasonably acceptable to Cempra.

9.	Term and Termination

9.1Term.  This Agreement shall become effective on the Effective Date and shall continue on a country-by-country and Product-by-Product (and Compound-by-Compound) basis, until the date on which there are no Valid Claims in the MP Patents Covering a particular Product (or Compound) in a particular country, subject to any earlier termination of this

Agreement (the period from the Effective Date until such expiration or termination, the “Term”), provided that, except to the extent Cempra has exercised the Option prior to the end of the Option Period and, therefore, Cempra and its Affiliates have been granted rights under Section 2.3.b., this Agreement shall automatically expire with respect to the Option and the rights granted under Section 2.3.a. as of the end of the Option Period.  If Cempra has exercised the Option prior to the end of the Option Period, then, (i) upon expiration (but not termination) of this Agreement as set forth above with respect to a particular Product (and/or Compound) and country or (ii) with respect to any country in which there never were any Valid Claims of any MP Patents covering a particular Product (and Compound), Cempra and its Affiliates shall have a perpetual, irrevocable, fully-paid, royalty-free, exclusive right (transferable in accordance with Section 12.2), with rights of sublicense, under MP Technology to make, have made, use, sell, offer for sale, and import such Product (and Compound) in the Field in such country.

9.2Termination for Payment Default or Material Breach.

a.If Cempra defaults in the making of any payment as and when due hereunder (including without limitation the payment the Initial License Fee, any Research Funding Payment, any Initial Milestone Payment, Second License Fee or Royalty Payment) MP shall have the right to terminate this Agreement by written notice to Cempra if such non-payment is not cured within thirty (30) Business Days of written notice given by MP to Cempra specifying such non-payment.

b.If either Party materially breaches any other provision of this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party, if (a) such material breach is not cured within sixty (60) Calendar Days of written notice given by the non-breaching Party to the breaching Party specifying such material breach and (b) the non-breaching Party provides notice confirming such termination within sixty (60) Calendar Days following the expiration of such sixty (60) Calendar Day cure period without later cure of such material breach, provided that, notwithstanding anything to the contrary, if such material breach is cured or remedied or shown, in a manner satisfactory to MP in its reasonable discretion, to be non-existent or not material within the aforesaid sixty (60) Calendar Day period or, if later, prior to notice of termination from the non-breaching Party, the non-breaching party’s notice(s) hereunder shall be automatically withdrawn and of no effect.

9.3Termination for Convenience by Cempra.  This Agreement may be terminated by Cempra in its entirety or in part with respect to any particular country(ies) in the Territory, in Cempra’s sole discretion, upon sixty (60) Calendar Days’ written notice to MP; provided that (i) termination of this Agreement in whole or in part under this Section 9.3 following Cempra’s exercise of its Option shall not become effective unless and until (i) Cempra shall have irrevocably paid to MP the amount (if any) by which $[*] exceeds the total combined sum of the payments made under Section 3.5.b. prior to such termination (and upon such payment, Cempra shall have no further payment obligations to MP under Section 3.5.b), with any amount paid under this clause (i) being fully creditable against amounts due, payable, or owing under Section 3.5, and, if and only if Cempra, an Affiliate thereof, a Sublicensee, or a Product Partner has obtained Regulatory Approval with respect to a Royalty Product and Net Sales have occurred with respect to such Royalty Product prior to termination of this Agreement under this Section 9.3, (ii) Cempra shall have irrevocably paid to MP the amount (if any) by which $[*] exceeds the total combined sum of the payments made under Section 3.7 prior to such termination (and upon such payment, Cempra shall have no further payment obligations to MP under Section 3.7).  Notwithstanding anything to the contrary, (a) Cempra shall not be required to make any payment under clause (ii) above as a condition to termination if either (x) Regulatory Approval with respect to a Royalty Product has not been obtained or (y) no Net Sales of Royalty Products have occurred prior to the effective date of  termination and (b) the total aggregate amount payable to MP under Sections 3.5.b., 3.7, and this Section 9.3 shall not in any event exceed $[*].

9.4Termination for Bankruptcy.  MP may terminate this Agreement upon written notice to Cempra if (i) Cempra becomes insolvent, is adjudged bankrupt, applies for judicial or extra‑judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, (ii) an involuntary bankruptcy action is filed against Cempra and not dismissed within ninety (90) days, or (iii) Cempra becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

9.5Effects of Termination.

a.Upon any termination in whole or in part of this Agreement occurring following Cempra’s exercise of its Option, other than the expiration of this Agreement or a termination of this Agreement by Cempra pursuant to Section 9.3, Cempra, its Affiliates, Sublicensees, and Product Partners shall have the privilege, subject to the payment of royalties as required under Section 3.6 (as they may be adjusted under this Agreement), of (i) completing the Manufacture of Compound or Products that are in the process of Manufacture as of the effective date of such termination (the “Termination Date”), (ii) selling such Compound or Products and all other such Compound or Products in Cempra’s, its Affiliates’, or Sublicensees’, or Product Partners’ possession or control as of such termination for a period of one year following such termination upon commercially reasonable conditions, and (iii) completing performance of all contracts entered into with third parties prior to such termination (1) for the marketing, sale, or Manufacture of Compound or Products or (2) requiring the practice of the rights to MP Technology, or the use of Compound or Products, for a period of one year following such termination.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

b.Notwithstanding any provision herein to the contrary, in the event (A) Cempra or an Affiliate thereof has entered into any sublicense agreement granting any Third Party rights to Manufacture, Develop and/or Commercialize Products as permitted by this Agreement, (B) this Agreement is terminated by MP with respect to any such sublicensed rights, and (C) such sublicense is in effect as of such termination, such sublicense granted hereunder and such Sublicensee’s rights under such sublicense will, to the extent concerning rights that are subject to such termination and provided in such sublicense, survive such termination, with MP as the Sublicensee’s direct licensor, provided that:

(i)such Sublicensee’s payment obligations with respect to its exercise of its surviving rights to the rights to MP Technology that are the subject of such termination (but not with respect to its exercise or enjoyment of any other rights or assets) shall not exceed the corresponding payment obligations set forth in this Agreement with respect to the Compound, any Product(s), fields of use, and/or territory(ies) that are the subject of such surviving rights;

(ii)such Sublicensee’s collective, aggregate payment obligations with respect to the MP Technology and any other rights granted or transferred by Cempra or MP to such Sublicensee with respect thereto shall not exceed the amounts payable under its agreement with Cempra (or any Affiliate thereof) with respect to all of the foregoing as such agreement was in effect immediately prior to the applicable termination of this Agreement; and

(iii)such Sublicensee delivers to MP within ninety (90) Calendar Days after termination of this Agreement a license agreement, executed by such Sublicensee and proposed thereby for execution by MP, that (a) is consistent with the terms and conditions set forth in this Agreement with respect to the rights to MP Technology subject to such termination under this Agreement, as reasonably modified to be no greater in scope than the scope of the sublicense granted to Sublicensee thereunder with respect to territory, duration/term of sublicense grant, Products, fields of use, etc. (e.g. if the Sublicensee’s sublicense to rights subject to termination under this Agreement, as in effect immediately prior to such termination, included rights and obligations only with respect to a particular Product, country, field of use, and/or indication, such license agreement shall only include rights and obligations with respect to such a particular Product, country, field of use, and/or indication) (such a license agreement, a “New License Agreement”), provided that (a) such New License Agreement shall not be required to impose any obligations on such Sublicensee in excess of those obligations of Cempra under this Agreement corresponding to such Sublicensee’s rights to MP Technology, and MP shall not be entitled to impose any additional obligations on such Sublicensee as a condition to MP’s execution of a New License Agreement therewith; (b) MP shall have no liability to such Sublicensee for any actual or alleged breach of the sublicense agreement under which such Sublicensee was granted rights to MP Technology by the entity (Cempra, an Affiliate thereof, or Sublicensee) that granted such Sublicensee such sublicense; and (c) MP shall not have any obligations to such Sublicensee in excess of those obligations corresponding to, and consistent with, those of MP set forth in this Agreement with respect to the applicable rights of such Sublicensee to MP Technology; and

(iv)MP shall promptly execute any New License Agreement, provided that all of the conditions thereto for the benefit of MP in subclauses (i)‑(iii) above have been materially satisfied, and MP shall not require, as a condition to its exercise of any New License Agreement, that any Sublicensee assume any obligations or liabilities in connection with the rights to MP Technology that are greater than the corresponding obligations and liabilities of Cempra under this Agreement.

The provisions of this Section 9.5.b. must be included, referenced, or otherwise reasonably accounted for in a sublicense agreement with a Sublicensee concerning MP Technology in order for the applicable Sublicensee’s rights to survive any termination of this Agreement as set forth above.

9.6Survival of Rights Upon Harvard License Termination.  MP shall provide notice to Cempra immediately upon (i) any termination of the Harvard License, (ii) any receipt of notice from Harvard regarding any actual or threatened termination of the Harvard License or breach of the Harvard License, (iii) MP becoming aware of any other circumstance that may enable Harvard to terminate the Harvard License, and (iv) any notice from Harvard claiming any breach of the Harvard License on the basis of any action, omission, or breach of this Agreement or any sublicense granted hereunder by Cempra, any Affiliate thereof, or any Sublicensee.  In the event of any termination of the Harvard License, other than a termination thereof pursuant to the Cempra Breach Proviso (as defined in the Harvard License), if Cempra is not in material breach of this Agreement, (i) the rights granted to Cempra and its Affiliates under the Harvard Patents pursuant to this Agreement (including Cempra’s option under Section 2.2) shall automatically survive and continue thereafter as, and pursuant to the terms therefor, set forth in the Harvard Waiver and (ii) Sections 3.5, 3.6, 3.7, 3.10,  and 3.12 of this Agreement, all payment and reporting obligations thereunder, and any payment obligations under this Agreement with respect to any Harvard Patents, any products Covered by any Valid Claims thereof, or any infringements thereof shall terminate, and the remaining rights and licenses granted to MP Technology other than Harvard Patents under this Agreement shall become royalty-free and fully-paid, upon termination of the Harvard License (except to the extent any such payments to MP accrued thereunder prior to such termination); for clarity, the foregoing clause (ii) is not intended to reduce Cempra’s payment obligations to Harvard under any Post-Termination License (as defined in the Harvard License), but to ensure that Cempra’s payment obligations thereunder replace, and are not additive to, the payment obligations to MP referenced above upon termination of the Harvard License.

9.7Remedies.  Any rights or remedies set forth in this Section 9 are not exclusive, and shall not limit any other legal or equitable remedies that are available to the Parties with respect to any breach or other matter under this Agreement.

9.8Survival. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration, and any termination or expiration of this Agreement shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect.  The following provisions shall survive any expiration or termination of this Agreement: Sections 1, 2.5, 3.14, 3.16, 3.17, 3.18, 6.2.b (with respect to infringement occurring prior to termination or expiration), 6.3, 6.5, 6.6, 6.7, 6.8, 7, 8.1, 8.2, 8.3, 9.1, 9.5, 9.6, 9.7, 9.8, 10.4, 10.5, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6

(to the extent set forth therein), and 12, together with any Sections referenced in such surviving provisions or necessary to give them effect.

10.	Representations, Warranties, and Covenants

10.1Representations and Warranties of MP.  MP represents and warrants to Cempra as of the Effective Date as follows:

a.MP is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.

b.MP has full power and authority to execute, deliver and perform this Agreement.  There are no liens or other encumbrances on the MP Technology or any portion thereof which would interfere with the rights granted to Cempra hereunder.  This Agreement constitutes the legally binding and valid obligation of MP, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

c.The execution, delivery and performance by MP of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which MP or any Affiliate thereof is a party.

d.There is no action, suit, proceeding or investigation pending or, to MP’s and its Affiliates’ knowledge, currently threatened in writing against or affecting MP that questions the validity of this Agreement or the right of MP to enter into this Agreement or consummate the transactions contemplated hereby.

e.No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority, or any Third Party, on the part of MP or any Affiliate thereof is required in connection with the execution, delivery and performance of this Agreement.

f.MP has disclosed in writing to Cempra all Patents Controlled by MP or its Affiliates as of the Effective Date which, to MP’s and its Affiliates’ knowledge, Cover the Compound or any Product (or any Derivative, to the extent necessary to the manufacture or synthesis of the Compound or any Product), or which are necessary or appropriate to Develop, Manufacture and Commercialize Products, and all such Patents are set forth on Schedule 1.40 attached hereto.

g.To the best of MP’s and its Affiliates’ knowledge, there are no inventors of any Initial MP Patents other than those listed as inventors on the Initial MP Patents as they exist as of the Effective Date and, to MP’s and its Affiliates’ knowledge, there are no pending or threatened disputes over inventorship with respect to any Initial MP Patents.

h.Except with respect to the Harvard Patents, no research or Development of any MP Technology, or research or other activities, leading to the inventions Covered by the

MP Patents was supported in whole or part by funding or grants by any governmental agency or philanthropic or charitable organization.

i.Except with respect to the Harvard Patents, which have been exclusively licensed to MP pursuant to the Harvard License, the MP Technology existing as of the Effective Date is wholly owned by MP, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements (including with respect to any “proceeds”) (including any liens or claims on or to rights to sue for past, present and future infringements thereof, any licenses, claims, damages and proceeds of suit arising therefore, or any payments or rights to payments arising out of the sale, lease, license assignment, or other disposition thereof).

j.Except with respect to the Harvard Patents, which have been exclusively licensed to MP pursuant to the Harvard License, (i) no Third Party or Affiliate of MP has, to MP’s or any Affiliates’ knowledge, any rights or ownership interest in any MP Technology, except for certain limited rights expressly reserved in the Harvard License for the benefit of Harvard and the United States Government, and (ii) neither MP nor any Affiliate thereof has obtained rights to any of the MP Technology by license or any similar contract or agreement with any Third Party.  Neither MP nor any Affiliate thereof has granted any Third Party any rights with respect to the MP Technology.

k.Neither MP nor any Affiliate thereof is aware of any Third Party intellectual property rights (including any Patent(s)) that were (prior to the Effective Date) or would be (following the Effective Date) infringed, misappropriated, or otherwise violated by the practice of the technology or inventions described, claimed, or embodied by any MP Technology.

l.No written communication has been received by MP or any Affiliate thereof, and no investigation, regulatory enforcement action (including seizure, injunction, civil penalty or criminal action) or any related Governmental Authority or Regulatory Authority review is or, to the knowledge of the MP or any Affiliate thereof, was at any time pending or is threatened by any Governmental Authority or Regulatory Authority with respect to (i) any alleged or actual violation by MP, any Affiliate thereof, or any contractor of either of the foregoing, of any permit, Applicable Law or other requirement of any Governmental Authority or Regulatory Authority relating to the operations conducted by or on behalf of MP or any Affiliate thereof with respect to any MP Technology or (ii) any alleged or actual failure to have or maintain in effect all permits required in connection with the operations conducted by or on behalf of MP or any Affiliate thereof with respect to any MP Technology.

m.To the knowledge of MP and its Affiliates, MP and its Affiliates have taken all reasonable actions necessary or appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to the MP Technology.

n.Neither MP nor any Affiliate thereof is aware of any Third Party activities that would constitute misappropriation or infringement of any MP Technology.

o.Neither MP nor any Affiliate thereof owns, controls or has licensed any right, title, and interest to any Regulatory Filings or Regulatory Approvals concerning the Compound or a Product.  No Compound or Product Manufactured by or on behalf of MP or any Affiliate thereof has been administered to any human or animal subjects, and no animal or clinical study of the Compound or a Product has been sponsored or performed by or on behalf of MP or any Affiliate thereof.

p.All information provided to Cempra, its Affiliates, and their employees, officers, directors, agents, and other representatives by or on behalf of MP or any Affiliate thereof with respect to the MP Technology has, to the best of MP’s and its Affiliates’ knowledge, been accurate.

q.There is no pending or, to the knowledge of MP, threatened claim, interference, opposition or demand of any Third Party challenging the ownership, validity or scope of any MP Technology in existence as of the Effective Date, and MP is not aware of any facts from which it could reasonably conclude that any of the MP Patents is invalid or that the exercise thereof would infringe any Patent(s) of Third Parties.

r.To MP’s and its Affiliates’ knowledge, each item included in the MP Patents that is registered, filed or issued under the authority of an appropriate governmental authority is and at all times has been in compliance with all legal requirements applicable thereto, and all filings, payments, and other actions required to be made or taken to maintain such item of the MP Patents in full force and effect have been made by the applicable deadline, including complying with the required duty of candor and good faith in dealing with the U.S. Patent and Trademark Office, including the duty to disclose as defined in 37 C.F.R. § 1.56 with respect to all U.S. Patents, and any equivalent disclosure requirement in any other country.  Furthermore, (1) no patent application or patent included in the MP Patents has been abandoned or allowed to lapse and (2) no provisional patent application included therein has expired without the filing of a nonprovisional patent application that claims the benefit of such provisional patent application.

s.MP and its Affiliates have at all times complied with, and are currently in compliance, in all material respects, with all terms and conditions of the Harvard License.  All milestones established under the Harvard License that were required to be achieved by a date prior to the Effective Date have been achieved by the date required therefor.

t.This Agreement, to the extent that it constitutes a sublicense under the Harvard License of MP’s rights to the Harvard Patents, constitutes a valid such sublicense granted in accordance with the terms of the Harvard License.

u.MP has, prior to the Effective Date, provided Cempra with a complete, full, and accurate copy of the Harvard License (including but not limited to all amendments thereto and any side letters, waivers, consents, or other arrangements between MP or any Affiliate thereof and Harvard or any Affiliate thereof with respect to the subject matter thereof).

10.2Covenants of MP.  MP will not, and will ensure that none of its Affiliates, grant any rights to any Third Party that would conflict with Cempra’s rights under this Agreement.

MP will not grant, and will ensure that none of its Affiliates’ grant, any lien or make any assignment of amounts hereunder that would reasonably be expected to adversely affect in any respect any rights or obligations of either Party (or any Affiliate thereof) under this Agreement.  MP shall at all times comply with the Harvard License and any other agreement by which MP previously acquired or later acquires Control of any MP Technology.

10.3Representations and Warranties of Cempra.  Cempra represents and warrants to MP as follows as of the Effective Date:

a.Cempra is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.

b.Cempra has full power and authority to execute, deliver and perform this Agreement.  This Agreement constitutes the legally binding and valid obligations of Cempra, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

c.The execution, delivery and performance by Cempra of this Agreement and the consummation of the transactions contemplated thereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement material to Cempra, its business or its assets.

d.No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Cempra is required in connection with the execution, delivery and performance of this Agreement.

e.There is no action, suit, proceeding or investigation pending or, to Cempra’s knowledge, currently threatened in writing against or affecting Cempra that questions the validity of this Agreement or the right of Cempra to enter into this Agreement or consummate the transactions contemplated hereby.

f.There is no action, suit, proceeding or investigation pending or, to Cempra’s knowledge, currently threatened against or affecting Cempra or that questions the validity of this Agreement, or the right of Cempra to enter into this Agreement or consummate the transactions contemplated hereby and, to Cempra’s knowledge, there is no reasonable basis for the foregoing.

10.4Cempra Covenant.  To the extent this Agreement constitutes a sublicense under the Harvard License, Cempra shall not be entitled to enter into any agreement under which Cempra grants to or otherwise creates in any Third Party a security interest in this Agreement or any of the rights granted to Cempra herein, provided that, notwithstanding the foregoing, Cempra, its Affiliates, and Sublicensees shall be entitled to grant or create a security interest in this Agreement and/or any sublicenses granted under either of the foregoing in connection with a blanket lien (subject to customary and reasonable exclusions) granted to institutional lenders to secure debt instruments held by such lenders.

10.5Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING SECTIONS 12.1 AND 12.3, AS APPLICABLE, THE PARTIES MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE RESEARCH, DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF THE COMPOUND OR ANY PRODUCT UNDER THIS AGREEMENT.

11.	Indemnities; Limits on Liability

11.1Indemnification by MP.  Subject to Section 11.3, MP hereby agrees to defend, indemnify and hold harmless Cempra and its Affiliates, and each of their directors, officers and employees (“Cempra Indemnitees”), from and against all suits, claims, proceedings or causes of action brought by Third Parties (“Claims”), and all associated damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”), to the extent arising out of MP’s, its Affiliates’, or MP’s or its Affiliates’ officers’, directors’, employees’, contractors’, agents’, or other representatives’ (i) negligence or willful misconduct with respect to this Agreement or the subject matter hereof, (ii) breach of this Agreement, or (iii) failure to comply with any Applicable Law with respect to this Agreement or the subject matter hereof, or (iv) practice or use of any MP Technology, except to the extent such Losses result from the negligence or willful misconduct, breach of this Agreement, or failure to comply with Applicable Laws on the part of, in each case, any Cempra Indemnitee.

11.2Indemnification by Cempra.  Subject to Section 11.3, Cempra hereby agrees to indemnify, defend and hold harmless MP and its Affiliates, and each of their officers, directors and employees (collectively, “MP Indemnitees”) from and against any Claims and all associated Losses to the extent arising out of Cempra’s, its Affiliates’, or Cempra’s or its Affiliates’ officers’, directors’, employees’, agents’, or other representatives’ (i) negligence or willful misconduct with respect to this Agreement or the subject matter hereof, (ii) breach of this Agreement, or (iii) failure to comply with Applicable Laws with respect to this Agreement or the subject matter hereof, except to the extent such Losses result from the negligence or willful misconduct, breach of this Agreement, or failure to comply with Applicable Laws on the part of, in each case, any MP Indemnitee.

11.3Indemnification Procedures.  Each Party’s agreement to indemnify, defend, and hold harmless under Section 11.1 or 11.2, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified matter as soon as reasonably possible, and in any event no later than within thirty (30) Calendar Days after the indemnified Party has actual knowledge of such claim, demand or action, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action, and (d) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that, if the party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation to the extent materially prejudiced by such failure.  In no event may the indemnifying Party compromise, settle, or enter into any voluntary disposition of any claim, demand or action in any manner that admits material fault or wrongdoing on the part of the indemnified party or incurs non-indemnified liability on the part of the indemnified party without the prior written consent of the indemnified party, and in no event may the indemnifying Party settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which may adversely affect any portion of the MP Technology, any Patents owned, controlled, or licensed by Cempra, or Cempra’s, its Affiliates’, Sublicensees’, or Product Partners’ ability to Manufacture or Commercialize Products, without Cempra’s prior written consent.

11.4Harvard Indemnity.  Cempra shall indemnify, defend and hold harmless Harvard and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Harvard Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation), due to any third party claim based upon, or arising out of the practice by or on behalf of Cempra, any of its Affiliates, or Sublicensees of license rights granted under this Agreement, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted by MP under this Agreement (collectively, “Harvard Claims”).  The previous sentence will not apply to the extent that any Harvard Claim is determined with finality by a court of competent jurisdiction to result from the gross negligence or willful misconduct of a Harvard Indemnitee or from any breach by Harvard of a representation made under Section 8.1 of the Harvard License.  MP will notify Cempra of any Harvard Claim hereunder as soon as reasonably practicable after it receives notice or otherwise becomes aware of a Harvard Claim, provided that Harvard’s or MP’s failure to notify of a Harvard Claim will relieve Cempra from liability for indemnification only if and to the extent Cempra did not otherwise promptly learn of such Harvard Claim and such failure results in additional costs, expenses or liability of Cempra this Section 11.4.  MP and Harvard shall permit Cempra to assume direction and control of the defense of the Harvard Claim (including the right to settle the Harvard Claim, solely at Cempra’s expense); provided, however, that Cempra shall not settle any Harvard Claim without the prior written consent of Harvard where such settlement (a) would include any admission of liability on the part of any Harvard Indemnitee, (b) would impose any restriction on any Harvard Indemnitee’s conduct of any of its activities, or (c) would not include an unconditional release of all Harvard Indemnitees from all liability for claims that are the subject matter of the settled Harvard Claim.  MP and Harvard shall (i) cooperate as reasonably requested (at the expense of Cempra) in the investigation and defense of any Harvard Claim and (ii) not settle a Harvard Claim (or, in the case of MP, permit Harvard to settle a Harvard Claim) without the express written consent of Cempra.   Cempra agrees that the Harvard Indemnitees are intended third-party beneficiaries of this Agreement solely for purposes of enforcing Cempra’s obligations under this Section 11.4.

11.5Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 11.1, 11.2, OR 11.4 ABOVE OR EITHER PARTY’S LIABILITY FOR PATENT INFRINGEMENT OR BREACH OF SECTION 7.

11.6Insurance.

a.General.  Each Party shall carry and maintain insurance of the types and in amounts that are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities.  Such insurance will insure against all liability, including but not limited to, bodily injury or property damage arising out of the Manufacture, sale, distribution, marketing, Development or Commercialization of Products.  Such insurance shall include commercial general liability insurance, including product liability insurance, which coverage shall have limits of liability that are commercially reasonable for the pharmaceutical industry.  Such coverage shall be maintained by each party for not less than three (3) Calendar Years following expiration or termination of this Agreement or if such coverage is of the “claims made” type, for five (5) Calendar Years following expiration or termination of this Agreement.  Upon written request from a Party, the other Party shall promptly provide written evidence (e.g., certificates) of such insurance that is reasonably satisfactory to the requesting Party.  Notwithstanding the foregoing, commencing at the time any Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Cempra, an Affiliate thereof, a Sublicensee or a Product Partner or an agent of Cempra, Cempra shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[*] per incident and $[*] annual aggregate and naming MP as an additional insured.  During clinical trials of any such Product, Cempra shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable amounts, naming MP as an additional insured.  Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Cempra’s indemnification obligations under Section 11.2.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

b.Harvard Obligation.  For so long as the Harvard License is in effect and the rights to MP Patents granted hereunder include rights to any Harvard Patents (and any longer period as set forth below):

i.Beginning at the time any Harvard Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Cempra, an Affiliate thereof, a Sublicensee, or an agent of Cempra, Cempra shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[*] per incident and $[*] annual aggregate and naming the Harvard Indemnitees as additional insureds.  During clinical trials of any such Harvard Product, Cempra shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable amounts, naming the Harvard Indemnitees as additional insureds.  Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Cempra’s indemnification obligations under Section 11.4.

ii.If Cempra elects to self-insure all or part of the limits described above in this Section 11.6.b. (including deductibles or retentions that are in excess of $[*] annual aggregate) such self-insurance program must be acceptable to Harvard and CRICO/RMF (Harvard’s insurer) in their sole discretion.  The minimum amounts of insurance coverage required shall not be construed to create a limit of Cempra’s liability with respect to its indemnification obligations under Section 11.4.

iii.Cempra shall provide Harvard with written evidence of such insurance upon request of Harvard or MP within ten (10) days after such request.  Cempra shall provide Harvard and MP with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance that would result in non-compliance with clause i. or ii. of this Section 11.6.b. and shall obtain replacement insurance providing comparable coverage within such fifteen (15) day period.

iv.Cempra shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Harvard Product is being commercially distributed or sold by Cempra, an Affiliate thereof, a Sublicensee, or an agent of Cempra and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than ten (10) years.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

12.	Miscellaneous

12.1Force Majeure.  Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement, to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, which may include, but shall not be limited to, fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or any acts, omissions or delays in acting by any Governmental Authority or the other Party, provided that, notwithstanding the foregoing, the payment of amounts due under this Agreement may not be delayed due to a force majeure affecting the Party required to make such payment.

12.2Assignment.  Neither Party may assign this Agreement, or any of its rights or obligations hereunder without the other Party’s prior written consent, which consent shall not be unreasonably withheld, and Cempra may not assign this Agreement without Harvard’s prior written consent, provided that, notwithstanding the foregoing, (a) either Party shall be entitled, without the other Party’s prior written consent (and, in the case of an assignment by Cempra, without Harvard’s prior written consent), to assign or transfer this Agreement: (i) in connection with the transfer or sale of all or substantially all of its assets or business (or that portion thereof related to the subject matter of this Agreement), (ii) in the event of such Party’s merger, consolidation, reorganization, change of control or similar transaction, or (iii) to an Affiliate of such Party and (b) any assignee of this Agreement agrees in writing to be bound by the terms of this Agreement and to assume all obligations of its assignor arising under this Agreement following such assignment.  Any purported assignment by a Party of this Agreement or any of such Party’s rights or obligations hereunder in violation of this Section 12.2 shall be void.  Any permitted assignee of either Party shall, as a condition to such assignment, assume all obligations of its assignor arising under this Agreement following such assignment.  Any purported assignment by a Party of this Agreement or any of such Party’s rights or obligations hereunder in violation of this Section 12.2 shall be void.

12.3Severability.  If one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions are, in their economic effect, sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions.  In the event that such provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or more provisions of the Agreement shall not affect the validity of this Agreement as a whole.

12.4Notices.  Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in English and in writing, delivered personally or by U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable), at the following address for a Party (or such other address for a Party as may be specified by like notice):

To Cempra:

Cempra Pharmaceuticals, Inc.

6320 Quadrangle Dr. #360

Chapel Hill, NC 27517

Attn: Chief Executive Officer or President

With a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attn: Jason S. Wood

To MP:

Macrolide Pharmaceuticals, Inc.

480 Arsenal St., Suite 130

Watertown, MA 02472

Attn: President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:  Lewis J. Geffen

All such notices, consents or reports shall be effective upon receipt.

12.5Applicable Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, excluding that body of law known as choice of law, and shall be binding upon the Parties hereto in the United States and worldwide. All disputes with respect to this Agreement shall be brought and heard either in the Delaware state courts located in New Castle County, Delaware or the federal district court for the State of Delaware located in Wilmington, Delaware.  The Parties each consent to the in personam jurisdiction and venue of such courts.  The Parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.  The United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed by the Parties with respect to this Agreement and the transactions contemplated hereby.

12.6Entire Agreement.  This Agreement (including any Schedules or Exhibits attached hereto) contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way.

12.7Interpretation.  The captions to the several Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation.  In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation”, “including but not limited to”, or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

12.8Independent Contractors.  It is expressly agreed that Cempra and MP shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or other fiduciary relationship.  Neither Cempra nor MP shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

12.9Waiver; Amendment.  Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance.  The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same.  This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.

12.10Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

12.11Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and other electronically scanned signatures shall have the same effect as their originals.

12.12United States Dollars.  References in this Agreement to “Dollars”, “dollars”, or “$” shall mean the legal tender of the United States of America.

12.13No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

12.14Responsibility for Affiliates.  The Parties recognize that each Party may perform some or all of its obligations, or exercise its rights, under this Agreement through such Party’s Affiliates, provided, however, that each Party shall remain responsible for the payment and performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement.  Any breach of any provision of this Agreement by any Affiliate of a Party shall be deemed a breach hereof by such Party, with such Party being liable hereunder with respect to such breach as if such Party itself had breached this Agreement.

12.15Use of Name.  Except as explicitly permitted or contemplated by this Agreement, Cempra shall not, and shall ensure that its Affiliates and Sublicensees do not, use or register Harvard’s name (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify Harvard or any Harvard school, unit, division or affiliate (“Harvard Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, Harvard.  Without limiting the foregoing, Cempra shall cease, and shall ensure that its Affiliates and Sublicensees cease, all use of the Harvard

Names, on the termination or expiration of the earlier of the Harvard Agreement or this Agreement, except as otherwise approved by Harvard.  The restrictions of this Section 12.15 shall not apply to any information required by law, regulation, or the rules of any securities exchange to be disclosed.

[Signature page to follow.]

In Witness Whereof, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

MACROLIDE PHARMACEUTICALS, INC.	CEMPRA PHARMACEUTICALS, INC.
By: /s/ Lawrence Miller Name: Lawrence Miller Title: President	By: /s/ Prabhavathi Fernandes Name: Prabhavathi Fernandes, Ph.D. Title: President and Chief Executive Officer

Exhibit 10.34

SCHEDULE 1.13

SOLITHROMYCIN

Exhibit 10.34

SCHEDULE 1.20

EVALUATION PROGRAM

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 1.40

MP PATENTS

Harvard Patents

Docket # 4712
Country	Application No.	Filing Date	Status
Australia	2014248014	April 4, 2014	Pending
Brazil	BR112015025159-5	April 4, 2014	Pending
Canada	2908575	April 4, 2014	Pending
China	201480031522.6	April 4, 2014	Pending
Europe	14779590.0	April 4, 2014	Pending
Israel	241878	April 4, 2014	Pending
India	9189/DELNP/2015	April 4, 2014	Pending
Japan		April 4, 2014	Pending
Korea	10-2015-7031656	April 4, 2014	Pending
Mexico	MX/A/2015/014026	April 4, 2014	Pending
PCT	PCT/US2014/033025	April 4, 2014	National Phase
United States	61/808,441	April 4, 2013	Expired
Unites States	61/832,639	June 7, 2013	Expired
United States	61/946,604	Feb. 28, 2014	Expired
United States	14/781,719	Oct. 1, 2015	Pending
United States	62/061,571	Oct. 8, 2014	Expired
PCT	PCT/US2015/054700	Oct. 8, 2015	Pending

Docket # 5716

Country	Application No.	Filing Date	Status
United States	62/138,198	March 25, 2015	Pending

Docket # 5629

Country	Application No.	Filing Date	Status
United States	62/138,168	March 25, 2015	Pending

MP Patents Other Than Harvard Patents

None as of the Effective Date.

Execution Copy

SCHEDULE 3.3-1

EVALUATION LICENSE PAYMENTS

Initial Milestone Payment Trigger	Expected Delivery Date	Initial Milestone Payment
[*]	Approximately [*] after the Effective Date	$[*]
[*]	Approximately [*] after the Effective Date	$[*]
[*]	Approximately [*] after the Effective Date	$[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Execution Copy

SCHEDULE 3.3-2A

EVALUATION LICENSE PAYMENT #1 - MP MATERIALS SPECIFICATIONS

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Execution Copy

SCHEDULE 3.3-2B

EVALUATION LICENSE PAYMENTS #2 AND #3 - MP MATERIALS SPECIFICATIONS

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Execution Copy

SCHEDULE 3.3-2C

RELATED SUBSTANCES

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

61